SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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☐	Soliciting Material Pursuant to Section 240.14a-12

AIR PRODUCTS AND CHEMICALS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Air Products and Chemicals, Inc. 7201 Hamilton Boulevard Allentown, PA 18195-1501

December 16, 2015

Dear Fellow Stockholder:

On behalf of your Board of Directors, I am pleased to invite you to attend the 2016 Annual Meeting of Stockholders of Air Products and Chemicals, Inc. to be held at 2:00 p.m., Thursday, January 28, 2016, at the Company’s Corporate Headquarters in Allentown, Pennsylvania. Admission procedures are explained in the attached Proxy Statement, and directions appear on the last page of these materials. We have made arrangements to keep parking and navigating our corporate campus easy for you. I hope you will be able to join us.

Attached you will find a Notice of Annual Meeting and Proxy Statement that contains additional information about the meeting, including the items of business and methods that you can use to vote your proxy, such as the telephone or Internet. Your vote is important. I encourage you to sign and return your proxy card or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting even if you cannot attend.

This year we celebrated the 75th anniversary of Air Products. As we honor the past, our people are working very hard to create a new Air Products for our future. I am very proud of what the Air Products team has accomplished over the last year. We have taken significant steps towards achieving our goal of being the safest and most profitable industrial gas company in the world, providing excellent service to our customers. I look forward to meeting with fellow stockholders in January to answer your questions about our progress.

I would like to take this opportunity to thank William L. Davis, W. Douglas Ford and Evert Henkes who, after contributing invaluably to the Company’s governance and strategy for many years, are retiring from our Board of Directors in January. I also want to note, with sadness, the passing of our good friend and colleague Lawrence Smith, who served on our Board for more than a decade, including as Chairman of our Audit Committee, and is sorely missed.

Cordially,

Seifi Ghasemi

Chairman, President, and Chief Executive Officer

HIGHLIGHTS OF 2015 PROXY STATEMENT

This section summarizes information contained elsewhere in the proxy statement. These highlights do not contain all the information that you should consider before voting or provide a complete description of the topics covered. Please read the entire proxy statement before voting.

Meeting Information

Date and Time:	Thursday, January 28, 2016, at 2:00 p.m.

Place:	Auditorium, Air Products and Chemicals, Inc. 7201 Hamilton Boulevard Allentown, PA 18195

Record Date:	November 30, 2015

Items of Business

	Board Vote Recommendation	Votes Required	Page
Elect the five nominees proposed by the Board of Directors as directors for a one year term ending in 2017.	For	Majority of Votes Cast	6
Conduct an advisory vote on Executive Officer compensation.	For	Majority of Votes Cast	6
Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016.	For	Majority of Votes Cast	7
Approve terms of the Company’s Annual Incentive Plan to allow continued tax deductibility.	For	Majority of Votes Cast	7
Other business that properly comes before the meeting or any postponement or adjournment of the meeting.	N/A	—	—

Director Nominees

Name	Primary Career
Susan K. Carter	Senior Vice President and Chief Financial Officer of Ingersoll-Rand Plc.
Charles I. Cogut	Retired Partner and Senior M&A Counsel, Simpson Thacher & Bartlett, LLP
Seifi Ghasemi	Chairman, President, and Chief Executive Officer of Air Products and Chemicals, Inc.
David H. Y. Ho	Chairman and Founder of Kiina Investment Ltd.
Margaret G. McGlynn	Former President and Chief Executive Officer of International AIDS Vaccine Initiative.

2015 Company Performance Highlights

•	We dramatically improved safety performance, with improvement of over 15% on our key performance indicators.

•	We increased non-GAAP earnings per share 14% over prior year, 21% excluding currency and foreign exchange impacts.[1]

•	We increased EBITDA by 8% over prior year and EBITDA margin increased 360 basis points.[1]

•	We improved distributable cash flow and ended the year with positive free cash flow.[1]

•	We returned $678 million to stockholders through dividends, increasing dividends for the 33rd consecutive year.

•	We implemented our new strategy and organization to achieve our goal of being the safest and most profitable industrial gas company in the world.

[1]	Comparisons are non-GAAP measures and based on continuing operations, excluding certain items for fiscal years 2015 and 2014. See Appendix A for reconciliation to GAAP measures.

2015 Company Performance Highlights Continued

•	After completing a strategic and financial analysis, we announced our intention to spin off our Materials Technologies business.

•	We brought several large projects onstream and announced several important projects awarded, including the largest industrial gas complex in the world.

•

We were named to the Dow Jones Sustainability Index (North America), the Carbon Disclosure Project’s S&P 500 Disclosure Index, the FTSE4Good Index, Thomson Reuter’s 2015 Top 100 Global Inovators List and Corporate Responsibility Magazine’s 100 Best Corporate Citizens.

2015 Compensation Highlights

•	At the January 2015 Annual Meeting of Stockholders, stockholders supported the Company’s Executive Officer compensation program by a vote of 96.6% of the votes cast.

•	The Committee modified the Executive Officer compensation program for 2015 to better align incentive compensation with creation of stockholder value:

☐	The mix of long term incentives was changed to condition more compensation on Company performance:

Award Type	2014	2015
Performance Shares	35%	55%
Restricted Stock	25%	25%
Stock Options	40%	20%

☐	Incentive compensation performance metrics for 2015 were changed to support the Company’s new strategies:

Award Type	2014	2015
Annual Incentive Plan	Earnings per share growth and sales growth (excluding currency and raw materials pass through)	Rigorous Non GAAP earnings per share targets
Performance Shares	Earnings per share growth and return on capital employed net of cost of capital	Relative total shareholder return

•	Change in control compensation arrangements were modified for fiscal year 2015 to reflect best practices:

☐

Equity compensation awards granted in 2015 and beyond will not vest upon a change in control if replaced by the surviving entity. Such awards will vest only if employment is terminated after a change in control.

☐	All excise tax gross ups were eliminated as of October 1, 2015.

•	The Board clarified and confirmed the Company’s policy prohibiting hedging and pledging of Company stock and stock equivalents by officers and directors.

Notice of Annual Meeting of Stockholders

Date and Time	Thursday, January 28, 2016

2:00 p.m. (Eastern Standard Time)

Location	Corporate Headquarters Auditorium

7201 Hamilton Boulevard

Allentown, PA 18195

(Free parking will be available. Admission procedures are explained on page 4. Directions appear on the last page of this Proxy Statement.)

Items of Business	1.	To elect the five nominees proposed by the Board of Directors as directors for a one-year term.

2.	To conduct an advisory vote on Executive Officer compensation.

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016.

4.	To approve Annual Incentive Plan terms to allow continued tax deductibility.

5.	To attend to such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Record Date	Stockholders of record at the close of business on November 30, 2015 are entitled to receive this notice and to vote at the meeting.

Ways to Submit Your Vote

Instructions on how to vote your shares online are contained in the Notice of Availability of Proxy Materials or on your proxy card. If you received paper copies of your proxy materials by mail, you may also fill in, sign, date, and mail a proxy card or vote using a toll-free telephone number. To save costs, we encourage you to vote online or by telephone if these options are available to you.

Important

Whether you plan to attend the meeting or not, please submit your proxy as soon as possible in order to avoid additional soliciting expense to the Company. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

By order of the Board of Directors,

Mary T. Afflerbach

Corporate Secretary and Chief Governance Officer

December 16, 2015

Important Notice Regarding Internet Availability of Proxy Materials for the

Air Products and Chemicals, Inc. January 28, 2016 Stockholders’ Meeting

Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended

September 30, 2015 are available at www.materials.proxyvote.com/009158.

PROXY STATEMENT

AIR PRODUCTS AND CHEMICALS, INC.

AIR PRODUCTS AND CHEMICALS, INC.

PROXY STATEMENT

We have provided you this Notice of Annual Meeting and Proxy Statement because the Board of Directors (the “Board”) of Air Products and Chemicals, Inc. (the “Company” or “Air Products”) is soliciting your proxy to vote at the Company’s Annual Meeting of Stockholders on January 28, 2016 (the “Annual Meeting”). This Proxy Statement contains information about the items to be voted on at the Annual Meeting and information about the Company. Instructions on how to access this Proxy Statement and our Annual Report on Form 10-K on the Internet or paper copies of the Proxy Statement and Annual Report are first being sent to stockholders on or about December 16, 2015.

QUESTIONS AND ANSWERS ON VOTING AND

THE ANNUAL MEETING

How many shares can vote at the Annual Meeting?

As of the Record Date, which was November 30, 2015, 215,489,950 shares of Company common stock were issued and outstanding, which are the only shares entitled to vote at the Annual Meeting. Every owner of Company stock is entitled to one vote for each share owned.

Who counts the votes?

A representative of Broadridge Corporate Issuer Solutions, Inc. will tabulate the votes and act as the independent inspector of election.

What is a proxy?

A proxy is your legal appointment of another person to vote the shares of Company stock that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy. You can find an electronic proxy card at www.proxyvote.com that you can use to vote your shares online. If you received these proxy materials by mail, you can also vote by mail or telephone using the proxy card enclosed with these materials.

On the proxy card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The proxies are required to vote your shares in the manner you instruct.

What shares are included on my proxy card?

If you are a registered stockholder, your proxy card(s) will show all of the shares of Company stock registered in your name with our Transfer Agent, Broadridge Corporate Issuer Solutions, Inc. on the Record Date, including shares in the Direct Stock Purchase and Sale Program administered for Air Products’ stockholders by our Transfer Agent. If you also have shares registered in the name of a bank, broker, or other registered owner or nominee, they will not appear on your proxy card.

QUESTIONS AND ANSWERS ON VOTING AND THE ANNUAL MEETING

How do I vote the shares on my proxy card?

If you received a Notice of Availability of Proxy Materials and accessed these proxy materials online, follow the instructions on the Notice to obtain your records and vote electronically.

If you received these proxy materials by mail, you may vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope. You also can vote online or by using a toll-free telephone number. Instructions about these ways to vote appear on the proxy card. If you vote by telephone, please have your paper proxy card and control number available. The sequence of numbers appearing on your card is your control number, and your control number is necessary to verify your vote.

If you received these proxy materials via e-mail, the e-mail message transmitting the link to these materials contains instructions on how to vote your shares of Company stock and your control number.

Whether your proxy is submitted by mail, telephone, or online, your shares will be voted in the manner you instruct. If you do not specify in your proxy how you want your shares voted, they will be voted according to the Board’s recommendations below:

Item	Board Recommendation
1. Election of the Board’s Five Nominees As Directors	For
2. Advisory Vote on Executive Officer Compensation	For
3. Ratification of KPMG LLP (“KPMG”) as the Company’s Independent Registered Public Accounting Firm	For
4. Approval of terms of the Company’s Annual Incentive Plan to allow continued tax deductability	For

How do I vote shares held by my broker or bank?

If a broker, bank, or other nominee holds shares of Company stock for your benefit, and the shares are not in your name on the Transfer Agent’s records, then you are considered a “beneficial owner” of those shares. If your shares are held this way, sometimes referred to as being held in “street name”, your broker, bank, or other nominee will send you instructions on how to vote. If you have not heard from the broker, bank, or other nominee who holds your Company stock, please contact them as soon as possible. If you plan to attend the meeting and would like to vote your shares held by a bank or broker in person, you must obtain a legal proxy, as described in the admission procedures section on page 4.

If you do not give your broker instructions as to how to vote, under New York Stock Exchange (“NYSE”) rules, your broker has discretionary authority to vote your shares for you on Item 2 to ratify the appointment of auditors. Your broker may not vote for you without your instructions on the other items of business. Shares not voted on these other matters by your broker because you have not provided instructions are sometimes referred to as “broker nonvotes”.

May I change my vote?

Yes. You may revoke your proxy at any time before the Annual Meeting by submitting a later dated proxy card, by a later telephone or on-line vote, by notifying us that you have revoked your proxy, or by attending the Annual Meeting and giving notice of revocation in person.

How is Company stock in the Company’s Retirement Savings Plan voted?

If you are an employee who owns shares of Company stock under the Retirement Savings Plan and you have regular access to a computer for performing your job, you were sent an e-mail with instructions on how to view the proxy materials and provide your voting instructions. Other participants in the Retirement Savings Plan will receive

AIR PRODUCTS AND CHEMICALS, INC.

QUESTIONS AND ANSWERS ON VOTING AND THE ANNUAL MEETING

proxy materials and a proxy card in the mail. The Trustee, Fidelity Management Trust Company, will vote shares of Company stock represented by units allocated to your Plan account on the Record Date in accordance with the directions you give on how to vote. The Trustee will cast your vote in a manner which will protect your voting privacy. If you do not give voting instructions or your instructions are unclear, the Trustee will vote the shares in the same proportions and manner as overall Retirement Savings Plan participants instruct the Trustee to vote shares allocated to their Plan accounts.

What is a “quorum”?

A quorum is necessary to hold a valid meeting of stockholders. A quorum exists if a majority of the outstanding shares of Company stock are present in person at the Annual Meeting or represented there by proxy. If you vote — including by Internet, telephone, or proxy card — your shares voted will be counted towards the quorum for the Annual Meeting. Proxies marked as abstentions and broker discretionary votes are also treated as present for purposes of determining a quorum.

What vote is necessary to pass the items of business at the Annual Meeting?

Election of Directors.    Our Bylaws provide that if a quorum is present at the Annual Meeting, the five director candidates will be elected if they receive a majority of the votes cast at the meeting in person or by proxy. This means the nominees will be elected if the number of shares voted “for” the nominee exceeds the number of shares voted “against” the nominee. Abstentions and broker nonvotes are not counted as votes cast and therefore will have no effect.

Under our Corporate Governance Guidelines, any incumbent director who is not reelected by a majority of the votes cast must tender his or her resignation to the Corporate Governance and Nominating Committee of the Board for its consideration. The Corporate Governance and Nominating Committee then recommends to the Board whether to accept the resignation. The director will continue to serve until the Board decides whether to accept the resignation, but will not participate in the Committee’s recommendation or the Board’s action regarding whether to accept the resignation. The Board will publicly disclose its decision and rationale within 90 days after certification of the election results. If the Board does not accept the director’s resignation, the director will continue to serve.

All Other Items.    The other three items of business will be approved if shares voted in favor of the proposal exceed shares voted against the proposal. Abstentions and broker nonvotes will not affect the outcome of the vote.

How will voting on any other business be conducted?

We do not know of any business or proposals to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other business is proposed and the chairman of the Annual Meeting permits it to be presented at the Annual Meeting, the signed proxies received from you and other stockholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

When are stockholder proposals for the Annual Meeting to be held in 2017 due?

To be considered for inclusion in next year’s proxy statement, proposals and nominations of persons to serve as directors must be delivered in writing to the Secretary of the Company, Air Products and Chemicals, Inc., 7201 Hamilton Boulevard, Allentown, PA 18195-1501 no later than August 18, 2016. To be presented at the 2017 Annual Meeting, proposals and nominations must be delivered in writing by October 30, 2016 and must comply with the requirements of our bylaws (described in the next paragraph).

Our Bylaws require adequate written notice of a proposal to be presented by delivering it in writing to the Secretary of the Company in person or by mail at the address stated above, on or after September 30, 2016, but no later than October 30, 2016. To be considered adequate, the notice must contain other information specified in the Bylaws about the matter to be presented at the meeting and the stockholder proposing the matter. A copy of our Bylaws can be found in the “Governance” section of our website at www.airproducts.com. A proposal received after October 30, 2016, will be considered untimely and will not be entitled to be presented at the meeting.

AIR PRODUCTS AND CHEMICALS, INC.

QUESTIONS AND ANSWERS ON VOTING AND THE ANNUAL MEETING

What are the costs of this proxy solicitation?

We hired Morrow & Co., LLC to help distribute materials and solicit votes for the Annual Meeting. We will pay them a fee of $13,000, plus out-of-pocket costs and expenses. We also reimburse banks, brokers, and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to you because they hold title to Company stock for you. In addition to using the mail, our directors, officers, and employees may solicit proxies by personal interview, telephone, telegram, or otherwise, although they will not be paid any additional compensation. The Company will bear all expenses of solicitation.

May I inspect the stockholder list?

For a period of 10 days prior to the Annual Meeting, a list of stockholders registered on the books of our Transfer Agent as of the Record Date will be available for examination by registered stockholders during normal business hours at the Company’s principal offices, provided the examination is for a purpose germane to the meeting.

How can I get materials for the Annual Meeting?

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to most of our stockholders via the Internet, instead of mailing printed copies of those materials to each stockholder. On December 16, 2015, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2015 (“fiscal year 2015”). The Notice of Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Current Employees.    If you are an employee of the Company or an affiliate who is a participant in the Retirement Savings Plan or who has outstanding stock options, with an internal Company e-mail address as of the Record Date, you should have received e-mail notice of electronic access to the Notice of Annual Meeting, the Proxy Statement, and the Annual Report on Form 10-K for fiscal year 2015 on or about December 16, 2015. You may request a paper copy of these materials by contacting the Corporate Secretary’s Office. If you do not have an internal Company e-mail address, paper copies of these materials were mailed to your home. Instructions on how to vote shares in your Plan account are contained in the e-mail notice or accompany the paper proxy materials mailed to you.

If you have employee stock options awarded to you by the Company or an affiliate but do not otherwise own any Company stock on the Record Date, you are not eligible to vote and will not receive a proxy card for voting. You are being furnished this Proxy Statement and the Annual Report on Form 10-K for fiscal year 2015 for your information and as required by law.

What are the admission procedures for the Annual Meeting?

To gain admission to the Annual Meeting, if not a Company employee, you must present your admission ticket at the Visitor’s Entrance to the Air Products Corporate Headquarters.

Registered stockholders.    If you received a “Notice of Availability of Proxy Materials”, the Notice is your admission ticket. If you received these proxy materials by mail or e-mail, your admission ticket is on the top half of the reverse side of your proxy card, which must be printed if you received it by e-mail.

Shares held through broker, bank, or nominee.    When you vote your shares, either electronically or via your voting instruction form, you will be given the opportunity to check a box indicating that you intend to attend the

AIR PRODUCTS AND CHEMICALS, INC.

QUESTIONS AND ANSWERS ON VOTING AND THE ANNUAL MEETING

Annual Meeting. If you check the box, you will be sent a “legal proxy” which will serve as your admission ticket. (Please note, if you check this box, your shares must be voted in person.) Alternatively, you will be admitted if you present a Notice of Availability of Proxy Materials or Voting Instruction Form relating to the Air Products Annual Meeting; however, you must present a legal proxy if you wish to vote your shares in person.

How can I reach the Company to request materials or information referred to in these Questions and Answers?

You may reach us by mail addressed to:

Corporate Secretary’s Office

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501,

by calling 610-481-8657, or by leaving a message on our website at:

www.airproducts.com/tmm/tellmemore.asp

AIR PRODUCTS AND CHEMICALS, INC.

PROPOSALS YOU MAY VOTE ON

PROPOSALS YOU MAY VOTE ON

1.    ELECTION OF DIRECTORS

The Board currently has 11 directors. With the retirement of William L. Davis, W. Douglas Ford and Evert Henkes at the Annual Meeting and the re-election by stockholders of the five nominees standing for election, the Board will have 8 directors after the Annual Meeting. Our Board is currently divided into two classes for purposes of election. The classified structure of the Board will be fully phased out after the January 2017 Annual Meeting.

The Board has nominated five incumbent directors, whose terms are currently scheduled to expire at the Annual Meeting, for election to the Board for terms expiring in January 2017: Susan K. Carter, Charles I. Cogut, Seifi Ghasemi, David H. Y. Ho and Margaret G. McGlynn. Biographical information on these nominees and a description of their qualifications to serve as director and similar information about other directors appears beginning on page 8. Each nominee elected as a director is expected to continue in office until his or her term expires, or until his or her earlier death, resignation, or retirement.

The Board has no reason to believe that any of the nominees will not serve if elected. If a nominee is unavailable for election at the time of the Annual Meeting, the Company representatives named on the proxy card will vote for another nominee proposed by our Board or, as an alternative, the Board may reduce the number of directors on the Board.

The Board recommends a vote “FOR” the election of Ms. Carter, Mr. Cogut, Mr. Ghasemi, Mr. Ho and Ms. McGlynn.

2.    ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

The Board is committed to excellence in governance and recognizes the interest our stockholders have in the Company’s executive compensation program. As a part of that commitment, and in accordance with SEC rules, our stockholders are asked to approve an advisory resolution on the compensation of the Named Executive Officers, as disclosed in the Compensation Discussion and Analysis and accompanying Executive Compensation Tables and narrative. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2015 executive compensation program and policies for the Named Executive Officers by voting for or against the following resolution:

RESOLVED, that the compensation of the Named Executive Officers as discussed and disclosed, pursuant to the SEC compensation disclosure rules, in the Compensation Discussion and Analysis and the Executive Compensation Tables and accompanying narrative is approved.

Although the vote is non-binding, the Board and the Management Development and Compensation Committee will review the voting results. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote, and address them in making future decisions about executive compensation programs. The Company intends to conduct an advisory vote on executive officer compensation annually. The next such vote will be conducted at our 2017 Annual Meeting.

The Board recommends a vote “FOR” this resolution. As described in the Compensation Discussion and Analysis, our Executive Officer compensation program has been thoughtfully designed to support our long-term business strategies and drive creation of stockholder value. It is aligned with the competitive market for talent, very sensitive to Company performance and oriented to long-term incentives to maintain and improve the Company’s long-term profitability. We believe the program delivers reasonable pay which is strongly linked to Company performance.

AIR PRODUCTS AND CHEMICALS, INC.

PROPOSALS YOU MAY VOTE ON

3.    RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

At its meeting held in November 2015, the Audit Committee of the Board approved KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016 (“fiscal year 2016”). The Board concurs with and requests that stockholders ratify this appointment even though ratification is not legally required. If stockholders do not ratify this appointment, the Audit Committee will reconsider it. Representatives of KPMG will be available at the Annual Meeting to respond to questions. Information on KPMG’s fees for fiscal years 2014 and 2015 appears on page 21.

The Board recommends a vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2016.

4.    APPROVAL OF ANNUAL INCENTIVE PLAN TERMS

Approximately 300 management level employees worldwide participate in the Company’s Annual Incentive Plan (the “Plan”) and receive awards based on the Company’s performance for the year. The form and amount of bonus awards under the Plan are determined annually by the Management Development and Compensation Committee of the Board, taking into consideration the performance of the Company based on performance measures selected by the Committee. The determination of bonus awards under the Plan is described in more detail on pages 34-36.

Under Section 162(m) of the Internal Revenue Code, a bonus award paid under the Plan to certain Executive Officers will not be tax deductible for the Company to the extent the Executive Officer’s (non “performance-based”) compensation exceeds $1 million unless the award qualified as “performance based” compensation. To qualify, shareholders must approve the performance measures that can be used and certain other key terms of the Plan. The Committee intends that bonuses to be paid to Executive Officers who are subject to Section 162 (m) qualify as performance based compensation exempt from the limitations of Section 162(m). Therefore, as required by Section 162(m), you are asked to approve the following terms which will apply to such bonus awards:

•

The class of persons covered by the Plan will consist of the Executive officers named in the Summary Compensation Table, including the chief executive officer and all other executives and key employees.

•

The performance criteria for bonus payments for fiscal year 2016 and later years will be limited to objective tests based on one or more of the following business criteria, any of which may be measured in absolute terms as compared to prior periods, or as compared to another company or companies: return on capital; earnings per share; return on shareholder’s equity; net income; revenues; cash flow; profit before interest and taxes; EBITDA; operating or EBITDA margins; total return to shareholders; operating return on net or gross investment, or various other denominators based upon investment or assets. These criteria may be used individually or in a formula combining two or more criteria such as a sum of two or more criteria or the greatest of two or more criteria.

•	The maximum bonus that may be paid to any one person for any one fiscal year will be $4,000,000.

The amount of future awards under the Plan cannot be determined at this time since they will be based on performance targets set by the Committee in the future and future performance of the Company.

The terms of the Plan were last approved by the shareholders in January 2011. The Management Development and Compensation Committee may amend or suspend the Plan; however, no amendment can increase the maximum bonus that may be paid under the Plan.

The Board recommends a vote “FOR” the approval of the above Annual Incentive Plan terms in order to permit the continued exclusion of compensation payable under the Annual Incentive Plan from the deduction limitations imposed by Section 162(m) of the Internal Revenue Code.

AIR PRODUCTS AND CHEMICALS, INC.

THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS

The Board is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside the United States; and experience on other companies’ boards, which provide an understanding of different business processes, challenges, and strategies. Others have experience in government relations or key market sectors which reflect our customer base, or financial or governance expertise. All have personal traits such as candor, integrity, commitment, and collegiality that are essential to an effective board of directors.

Information follows about the age and business experience, as of December 1, 2015, of the nominees up for election and the directors continuing in office, and the particular experiences, qualifications, attributes, and skills that led the Board to conclude that each director should serve as a director. Each nominee has consented to being nominated for director and has agreed to serve if elected. All of the nominees are currently directors.

Directors Standing for Election this Year for a Term Expiring at the Annual Meeting in 2017

SUSAN K. CARTER, age 57. Senior Vice President and Chief Financial Officer of Ingersoll-Rand Plc. Director of the Company since 2011.

Susan K. Carter is the Senior Vice President and Chief Financial Officer of Ingersoll-Rand Plc., a diversified industrial company. She joined Ingersoll-Rand in September 2013. Prior to joining Ingersoll-Rand, from 2009 to 2013, Ms. Carter served as Executive Vice President and Chief Financial Officer of KBR, Inc., a global engineering, construction and services company; Executive Vice President and Chief Financial Officer of Lennox International Inc, a global provider of climate control solutions for heating, air conditioning, and refrigeration markets from 2004 to 2009; and as Vice President and Chief Accounting Officer of Cummins, Inc. from 2002 to 2004. She also held senior financial and accounting roles at Honeywell International Inc., DeKalb Corporation, and Crane Co. She is a former director of Lyondell Chemical Company. Ms. Carter received a Bachelor’s degree in Accounting from Indiana University and received a Master’s degree in Business Administration from Northern Illinois University. She is a Certified Public Accountant.

As the chief financial officer of global publicly-held corporations, Ms. Carter has gained significant experience in financial reporting, information technology, accounting, finance and capital management, investor relations, and international operations. Her background provides the Board with broad expertise in international financial and operational issues.

CHARLES I. COGUT, age 68. Senior Mergers and Acquisitions Counsel and Retired Partner, Simpson Thacher & Bartlett LLP. Director of the Company since 2015.

Charles “Casey” Cogut is Senior Mergers and Acquisitions (“M&A”) Counsel at Simpson Thacher & Bartlett LLP (“STB”). Mr. Cogut joined the New York-based law firm in 1973 and served as partner in STB from 1980-2012. For many years he was a leading member of STB’s M&A and private equity practices. He specialized in domestic, international and cross-border mergers and acquisitions, the representation of special committees of boards of directors, and buyouts and other transactions involving private equity firms. In addition, he regularly advised boards of directors with respect to corporate governance matters and fiduciary responsibilities. From 1990 — 1993 he served as senior resident partner in the firm’s London office. Mr. Cogut received his J.D. in 1973 from the University of Pennsylvania Law School after graduating summa cum laude from Lehigh University in 1969. He is a member of

AIR PRODUCTS AND CHEMICALS, INC.

THE BOARD OF DIRECTORS

the Board of Overseers of the University of Pennsylvania Law School; Co-Chair of the Board of Advisors of the University’s Institute for Law and Economics; and a member of the Law School’s adjunct faculty. He also is a member of the Board of Trustees and the Executive Committee of Cold Spring Harbor Laboratory.

Mr. Cogut brings to the Board expertise in governance and fiduciary responsibilities of directors. He also has extensive experience in multi-jurisdictional mergers and acquisitions and other complex transactions. He is recognized as one of the leading corporate lawyers in the United States.

SEIFOLLAH (SEIFI) GHASEMI, age 71. Chairman, President and Chief Executive Officer of the Company. Director of the Company since 2013.

Prior to joining Air Products, from 2001-2014, Mr. Ghasemi served as Chairman and Chief Executive Officer of Rockwood Holdings, Inc., a global leader in inorganic specialty chemicals and advanced materials that was acquired by Albemarle Corporation in January 2015. From 1997-2001, he held leadership roles at GKN, a global industrial company, including positions as director of the Main Board of GKN, plc, and chairman and chief executive officer of GKN Sinter Metals, Inc. and Hoeganes Corporation. Earlier in his career, Mr. Ghasemi spent nearly 20 years with The BOC Group (the industrial gas company which is now part of Linde AG) in positions including director of the Main Board of BOC Group, plc; president of BOC Gases Americas; and chairman and chief executive officer of BOC Process Plants, Ltd. and Cryostar. He is a former director of Rockwood Holdings, Inc. and EnerSys. Mr. Ghasemi earned his undergraduate degree from Abadan Institute of Technology and holds a Masters degree in Mechanical Engineering from Stanford University.

Mr. Ghasemi brings to the Board strong leadership and extensive management and operating experience, including deep experience in the industrial gases and specialty chemicals industries, and a solid understanding of key end markets for the Company. His prior executive leadership of an international chemical company also provides substantial experience in governance and portfolio management, strategic planning, talent management, and international operations. He provides the Board with candid insights into the Company’s industry, operations, management team, and strategic strengths and weaknesses.

DAVID H. Y. HO, age 56. Chairman and Founder of Kiina Investment Ltd. Director of the Company since 2013.

David H. Y. Ho is Chairman and Founder of Kiina Investment Ltd., a venture capital firm that invests in start-up companies in the technology, media, and telecommunications industries. Mr. Ho previously served as Chairman of Greater China for Nokia Siemens Networks, President of Greater China for Nokia Corporation, and Senior Vice President of the Nokia Networks Business Group. He has also held senior leadership roles with Nortel Networks and Motorola in China and Canada. Mr. Ho currently serves as a member of the board of Pentair PLC and Qorvo, Inc. in the United States and two Chinese state-owned enterprises: China Ocean Shipping Company and Dong Fang Electric Corporation. He holds a Bachelor’s degree in Engineering and a Master’s degree in Management Sciences from the University of Waterloo in Canada.

Mr. Ho has extensive experience establishing and building businesses in China and in international joint venture operations, government relations, and Asian operations and marketing. His background brings significant value to the Company as we execute on our Asian strategy. He also has executive leadership experience in the electronics and technology industries, key customer markets for the Company.

AIR PRODUCTS AND CHEMICALS, INC.

THE BOARD OF DIRECTORS

MARGARET G. McGLYNN, age 56. Former President, International AIDS Vaccine Initiative and Merck & Co., Inc. Global Vaccine and Infectious Disease Division. Director of the Company since 2005.

Margaret G. McGlynn is the retired President and Chief Executive Officer of International AIDS Vaccine Initiative, a global not-for-profit, public-private partnership working to accelerate the development of vaccines to prevent HIV infection and AIDS. She joined its board in 2010 and served as President and Chief Executive Officer from 2011 until her retirement in 2015. Ms. McGlynn previously served as President, Global Vaccine and Infectious Disease Division of Merck & Co., Inc., a global pharmaceutical company, from 2007 until her retirement in 2009, where she was responsible for a portfolio of more than $7 billion in global sales. She led the introduction of several new vaccine products and anti-infective therapies, expanded Merck’s vaccine and infectious disease business globally, and launched several initiatives to provide access to its vaccines and HIV therapies in the developing world. Earlier she served as President, U.S. Human Health at Merck, from 2003 to 2005, and in 2005 she was named President, Merck Vaccine Division. Ms. McGlynn was a member of the Global Alliance for Vaccines and Immunization board of directors and executive committee from 2006 to 2008. She is also a director of Amicus Therapeutics, Inc., Vertex Pharmaceuticals, Inc., Orphan Technologies Ltd., and a former director of Quidel Diagnostics. She earned a Bachelor’s degree in Pharmacy and a Master’s of Business Administration in Marketing from State University of New York at Buffalo.

From her management of a global pharmaceutical business and experience as chief executive officer of a global organization, Ms. McGlynn brings extensive experience in government relations and public policy, international marketing, mergers and acquisitions and talent management. She has expertise in productivity, and a deep understanding of the healthcare business, an important customer base for the Company. Her service on other board also provides financial and governance experience.

Directors Continuing in Office Until the Annual Meeting in 2017

CHADWICK C. (CHAD) DEATON, age 63. (Lead Director) Former Chairman and Chief Executive Officer of Baker Hughes Incorporated. Director of the Company since 2010.

Chadwick C. Deaton is the retired Executive Chairman of Baker Hughes Incorporated, an oilfield services and products provider with operations in over 90 countries. He joined Baker Hughes in 2004 and served as Chairman and Chief Executive Officer through 2011. He became Executive Chairman in January 2012. He retired as Executive Chairman in April 2013. Previously, Mr. Deaton was President and Chief Executive Officer of Hanover Compressor Company (now Exterran Holdings, Inc.); and Senior Advisor and Executive Vice President of Schlumberger Oilfield Services. Mr. Deaton is a director of Ariel Corporation, a private manufacturer of gas compressor equipment, CARBO Ceramics, Inc., Marathon Oil Corporation and Transocean Ltd. He is also a former director of Hanover Compression Company and Baker Hughes. He is a director of Houston Achievement Place and a member of the Society of Petroleum Engineers, and the Governor of Wyoming’s Engineering Task Force for the University of Wyoming. He also serves as a director for the University of Wyoming Foundation. Mr. Deaton earned a Bachelor’s degree in Geology from the University of Wyoming.

As a former chairman and chief executive officer of a global publicly held corporation, Mr. Deaton brings to the Board international business experience and executive leadership experience in operations, technology, talent management, and governance. In addition, his 30-year career in petrochemicals and energy businesses provides him with expertise in key customer segments for the Company.

AIR PRODUCTS AND CHEMICALS, INC.

THE BOARD OF DIRECTORS

EDWARD L. MONSER, age 65. President of Emerson Electric Co. Director of the Company since 2013.

Mr. Monser is currently President and was Chief Operating Officer of Emerson Electric Co., a global industrial controls products company. Mr. Monser has more than 30 years of experience in senior operational positions at Emerson and has played key roles in globalizing the company, having held increasingly senior positions at the company, including chief operating officer (2001-2015), president of its Rosemount Inc. subsidiary (1996-2001), and various operations, new product development, engineering and technology positions. He is a member of the Economic Development Board for China’s Guangdong Province and a past board member and Vice Chairman of the U.S.-China Business Council. He holds a Bachelor’s degree in Electrical Engineering from the Illinois Institute of Technology and a Bachelor’s degree in Education from Eastern Michigan University.

As the president and former chief operating officer of a premier industrial organization, Mr. Monser has a solid understanding of industrial operations, supply chain optimization, and continuous improvement; extensive experience in international business operations, particularly in emerging markets; and demonstrated capability in strategic planning and organizational development.

MATTHEW H. PAULL, age 64. Former Senior Executive Vice President and Chief Financial Officer of McDonald’s Corporation. Director of the Company since 2013.

Mr. Paull was Senior Executive Vice President and Chief Financial Officer of McDonald’s Corporation from 2001 until he retired from that position in 2008. Prior to joining McDonald’s in 1993, he was a partner at Ernst & Young where he managed a variety of financial practices during his 18-year career and consulted with many leading multinational corporations. He served as the lead independent director of Best Buy Co. and chairman of that board’s Finance Committee. Mr. Paull currently serves as a director of KapStone Paper and Packaging Corporation and was a former director of WMS Industries Inc. He is a member of the Advisory Board of Pershing Square Capital Management, L.P. He also served as an advisory council member for the Federal Reserve Bank of Chicago. He holds a Master’s degree in Accounting and a Bachelor’s degree from the University of Illinois.

Mr. Paull brings to the Board significant financial expertise with a deep understanding of financial markets, corporate finance, accounting and controls, and investor relations. As a former chief financial officer of a multinational corporation, he also has extensive experience in international operations and marketing.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF DIRECTORS

COMPENSATION OF DIRECTORS

For fiscal year 2015, directors who were not employed by the Company received an annual cash retainer for Board service of $100,000. Committee chairs received an additional retainer of $15,000 and the Lead Director received an additional annual retainer of $20,000. Meeting fees of $2,000 per meeting were paid for participating in committee meetings. Nonemployee directors who meet with employees of the Company or a third party at the request of the Company or to satisfy a requirement of law or listing standard receive the meeting fee for such service. Retainers and meeting fees are paid quarterly in arrears. In addition to retainers and meeting fees, nonemployee directors receive an annual grant of deferred stock units with a value of approximately $120,000 (rounded up to nearest whole share) on the date of the Annual Meeting. Directors elected to the Board after the Annual Meeting receive a prorated grant of deferred stock units based on the number of months remaining until the next Annual Meeting.

Directors may voluntarily defer all or a part of their cash retainers and their meeting fees under the Deferred Compensation Program for Directors. At the election of each director, voluntarily deferred fees may be credited to deferred stock units or to an account which is credited with interest based on long-term corporate bond yields. Deferred stock units entitle the director to receive one share of Company stock upon payout, which generally occurs after the director’s service on the Board is over. Deferred stock units earn “dividend equivalents” equal to the dividends that would have been paid on one share of stock for each unit owned by the director on dividend record dates. Deferred retainers and meeting fees (plus dividend equivalents earned on the director’s existing deferred stock units account during a quarter) are converted to deferred stock units based on the NYSE closing price of a share of Company stock on the third to last business day of the quarter.

Directors are reimbursed for expenses incurred in performing their duties as directors. The Company covers directors under its overall directors and officers liability insurance policies. Directors are also covered by the business travel accident policy maintained by the Company and are eligible to participate in the Company’s charitable matching gift program. Under this program, the Company matches donations of up to $5,000 per year made by employees and directors to qualifying educational organizations; matches, at twice the amount, donations of up to $2,000 per year made to qualifying arts and cultural organizations; and matches donations of up to $1,000 per year to qualifying environmental and conservation organizations.

To emphasize the importance of long-term alignment with stockholders, the Board has adopted stock ownership requirements for directors. Directors are expected to own shares or share equivalents with a value (based on the NYSE closing price) equal to five times the annual cash retainer by the end of the fifth fiscal year after joining the Board. Directors are expected to increase their holdings to reflect an adjustment in the annual cash retainer within a reasonable period of time following the adjustment. Once a director has met the requirement, if there is a subsequent decline in the Company’s share price that causes the director’s ownership level to fall below this guideline, the director is not expected to purchase additional shares to meet the guideline, but is expected to refrain from selling or transferring shares until the guideline is again satisfied. All directors are currently in compliance with the stock ownership guidelines for directors.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF DIRECTORS

2015 Director Compensation

Name	Fees Earned or Paid in Cash[1]	Stock Awards[2]	Option Awards ($)	All Other Compensation[3]	Total
S. K. Carter	$120,000	$120,074	$0	$0	$240,074
C. I. Cogut[4]	$18,667	$60,030	$0	$0	$78,697
W. L. Davis, III	$131,000	$120,074	$0	$0	$251,074
C. C. Deaton	$147,000	$120,074	$0	$0	$267,074
W. D. Ford	$131,500	$120,074	$0	$910	$252,484
E. Henkes	$122,000	$120,074	$0	$0	$242,074
D. H. Y. Ho	$112,000	$120,074	$0	$0	$232,074
M. G. McGlynn	$128,000	$120,074	$0	$5,000	$253,074
E. L. Monser	$122,000	$120,074	$0	$0	$242,074
M. H. Paull	$123,000	$120,074	$0	$2,539	$245,613
L. S. Smith[5]	$73,833	$120,074	$0	$5,000	$198,907

[1]

Certain directors voluntarily elected to defer some or all of their cash retainers and meeting fees. Any voluntary deferrals are included in this column. This column includes annual retainers, meeting fees, and committee chair and presiding director retainers.

[2]

This column shows the grant date fair value of the annual deferred stock unit grant for 2015 calculated in accordance with FASB ASC Topic 718. Deferred stock units earned by directors are fully expensed on the Company’s financial statements at the market value of a share of stock on the date of grant. The annual deferred stock unit grant is prorated for directors elected mid-year. All deferred stock units credited to directors are fully vested.

[3]

Amounts in this column reflect matching contributions under the Company’s charitable matching gift program for Ms. McGlynn, Mr. Paull and Mr. Smith. For Mr. Ford and Mr. Paull, the amounts reflect interest considered to be above market interest credited their Deferred Compensation Program balances ($910 for Mr. Ford and $2,139 for Mr. Paull). Interest is calculated for the Deferred Compensation Program using a Moody’s A-rated Corporate Bond Rate because this is comparable to the rate the Company pays its other creditors on long-term obligations. When this rate exceeds 120% of a rate set by the U.S. Internal Revenue Service, it is treated as above market interest, even though it is based on a market average for corporate bonds.

[4]	Mr. Cogut joined the Board on July 27, 2015.

[5]	Mr. Smith passed away on April 28, 2015.

AIR PRODUCTS AND CHEMICALS, INC.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices and facilities, and their participation in Board and Board committee meetings.

The Board has adopted Corporate Governance Guidelines for the Company in order to assure that it has the necessary practices in place to govern the Company in accordance with the interests of the stockholders. The Corporate Governance Guidelines set forth the governance practices the Board follows, including with respect to the roles and functions of the Board, Board leadership, director independence and qualifications, nomination and election of directors, director responsibilities, access to management and independent advisors, director compensation, director orientation and education, chief executive officer performance assessment, management succession, and assessment of Board and committee performance. The Guidelines are available on the Company’s website at: http://www.airproducts.com/company/governance/board-of-directors/governance-guidelines.aspx and are available in print upon request. (Information contained on our website is not part of this proxy statement.) The Board regularly reviews corporate governance developments and modifies these Guidelines as warranted.

Director Independence

The Board has affirmatively determined that all of the Company’s directors, except Mr. Ghasemi, qualify as independent under the NYSE corporate governance listing standards. In determining independence, the Board determines whether directors have a material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of directors. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director, family members of directors, or organizations with which the director is affiliated. The Board further considers the frequency and dollar amounts associated with any of these transactions and whether the transactions were in the ordinary course of business and were consummated on terms and conditions similar to those with unrelated parties.

In its determination, the Board considers the specific tests for independence included in the NYSE listing standards. In addition, the Board has adopted guidelines to assist in determining each director’s independence which meet or exceed the NYSE independence requirements. The guidelines provide that the following categories of relationships are immaterial for purposes of making an independence determination:

•

Any business transactions or relationships involving sales or purchases of goods or services between the Company and a director’s employer or an employer of a director’s family member which occurred more than three years prior to the independence determination or involve less than 1% of such employer’s annual consolidated gross revenues; provided the transaction takes place on the same terms and conditions offered to third parties or on terms and conditions established by competitive bid, and the director’s or family member’s compensation is not affected by the transaction;

•

Charitable contributions by the Company to an organization in which the director or his or her immediate family member serves as an executive officer, director, or trustee that occurred more than three years prior to the independence determination, were made pursuant to the Company’s matching contributions program, or were less than the greater of $1 million or 2% of the organization’s gross revenues;

•	Membership of a director in the same professional association, social, fraternal, or religious organization or club as an Executive Officer of the Company;

•	A director’s past matriculation at the same educational institution as an Executive Officer of the Company;

•

A director’s service on the board of directors of another public company on which an Executive Officer of the Company also serves as a director, except for prohibited compensation committee interlocks; and

•	A director’s service as a director, trustee, or executive officer of a charitable or educational organization where an Executive Officer of the Company also serves as a director or trustee.

AIR PRODUCTS AND CHEMICALS, INC.

CORPORATE GOVERNANCE

In accordance with NYSE listing standards, in affirmatively determining the independence of any director who will serve on the Management Development and Compensation Committee, the Board also specifically considers factors relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in making judgments about the Company’s executive compensation, including sources of the director’s compensation and relationships of the director to the Company or senior management.

In addition, the Company’s Corporate Governance Guidelines provide that no director may serve on the Audit Committee or Management Development and Compensation Committee of the Board if he or she has received, within the past or preceding fiscal year, any compensatory fee from the Company other than for Board or committee service; and no director may serve on the Management Development and Compensation Committee of the Board unless the director qualifies as an “outside director” under U.S. tax laws pertaining to deductibility of executive compensation.

On an annual basis, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining whether the director is independent under NYSE rules and our Corporate Governance Guidelines. In addition, each director or potential director has an affirmative duty to disclose to the Corporate Governance and Nominating Committee relationships between and among that director (or an immediate family member), the Company, and/or the management of the Company.

The Corporate Governance and Nominating Committee reviews all relationships and transactions for compliance with the standards described above and makes a recommendation to the Board, which makes the independence determination. For those directors identified as independent, the Company and the Board are aware of no relationships or transactions with the Company or management which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Routine purchases and sales of products involving Ms. Carter’s and Mr. Monser’s employers (amounting to less than 1% of the Company’s and each such employer’s consolidated revenues) and Mr. Paull’s service on the advisory board of a stockholder were determined not to interfere with their independence.

Stockholder Engagement

The Board believes that fostering long-term and institution-wide relationships with stockholders and maintaining their trust and goodwill is a core Company objective. Management conducts extensive engagements with key stockholders. These engagements routinely cover governance, compensation, and safety, as well as financial matters to ensure that management and the Board understand and address the issues that are important to our stockholders. The Board oversees the discharge by management of stockholder communication and engagement and receives regular reports on stockholder comments and feedback and is open to dialogue on issues of interest to significant long term shareholders. The Board also specifically seeks to understand any significant voting trends on the Company’s Executive Officer compensation program and other governance matters.

Executive Sessions

The independent directors regularly meet without the chief executive officer (“CEO”) or other members of management present in executive sessions that are scheduled at each Board meeting. In addition, the CEO performance review is conducted in executive session, and the Audit, Corporate Governance and Nominating, Environmental Safety and Public Policy and Management Development and Compensation Committees periodically meet in executive session. Board executive sessions are led by the Lead Director, currently Mr. Deaton¸ except the CEO performance review is led by the Chairman of the Management Development and Compensation Committee.

AIR PRODUCTS AND CHEMICALS, INC.

CORPORATE GOVERNANCE

Board Meetings and Attendance

During fiscal year 2015, there were nine meetings of our Board. Board and committee attendance averaged 97% for the Board as a whole, and no director attended less than 75% of the combined total of meetings of the Board and the committees on which he or she was serving. In accordance with the Company’s Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting unless they have an emergency or unavoidable schedule conflict. All but one of our directors attended the last Annual Meeting.

Stockholder Communications

Stockholders and other interested parties may communicate with the independent directors by sending a written communication in care of the Corporate Secretary’s Office to the address on page 5. The Board has adopted a written procedure for collecting, organizing, and forwarding direct communications from stockholders and other interested parties to the independent directors. A copy of the procedure is available upon request from the Corporate Secretary’s Office.

Code of Conduct

The Board has adopted its own Code of Conduct that is intended to affirm its commitment to the highest ethical standards, integrity, and accountability among directors and focuses on areas of potential ethical risk and conflicts of interest especially relevant to directors. The Company also has a Code of Conduct for officers and employees. This Code of Conduct addresses such topics as conflicts of interest, confidentiality, protection and proper use of Company assets, and compliance with laws and regulations. Both Codes of Conduct can be found on the website at http://www.airproducts.com/company/governance/board-of-directors/director-code-of-conduct.aspx and http://www.airproducts.com/company/governance/commitment-ethical-business/employee-code-of-conduct.aspx and are available in print to any stockholder who requests them.

Transactions with Related Persons

The Company did not engage in any reportable related person transactions in fiscal year 2015.

The Board recognizes that transactions with related persons can present actual or potential conflicts of interest and wants to ensure that Company transactions are based solely on the best interests of the Company and its stockholders. Accordingly, the Board has delegated responsibility to the Audit Committee to review transactions between the Company and related persons. The Audit Committee has adopted a written policy providing procedures for review of related person transactions.

A related person transaction is a transaction between the Company and a director, Executive Officer, or 5% or more stockholder; an immediate family member of a director, Executive Officer, or 5% or more stockholder; or a company or other entity in which any of these persons have a material interest. The policy specifically excludes certain types of transactions which the Committee deems to be immaterial. Pursuant to the Audit Committee policy, related person transactions must be preapproved by the Committee or, in the event of an inadvertent failure to bring the transaction to the Committee for preapproval, ratified by the Committee. In deciding whether to approve or ratify a related person transaction, the Committee considers the benefits of the transaction to the Company, the impact on a director’s independence if a director or a director’s family member or affiliate is involved, the availability of comparable sources for products and services, the terms of the transaction, and terms available to third parties for similar transactions. The Audit Committee chairman is authorized to approve related person transactions when it is impractical or undesirable to wait until the next Committee meeting for approval. Such chairman-approved transactions must be reported to the Committee at the next meeting.

AIR PRODUCTS AND CHEMICALS, INC.

CORPORATE GOVERNANCE

Diversity Policy

While the Board has not adopted a formal policy on diversity, the Corporate Governance Guidelines provide that, as a whole, the Board should include individuals with a diverse range of experience to give the Board depth and breadth in the mix of skills represented. The Board seeks to include an array of skills, perspectives and experience in its overall composition. This guideline is implemented by seeking to identify candidates that bring diverse skills sets, backgrounds, and experiences, including ethnic, gender, and geographic diversity, to the Board when director candidates are needed.

Board Leadership Structure

As provided in the Corporate Governance Guidelines, the Board does not have a policy on whether the roles of Chairman of the Board and CEO should be separate or whether the Chairman of the Board should be independent. The Board determines which structure is in the best interests of the Company at any given time.

At present Mr. Ghasemi serves as both CEO and Chairman and the Board also has an independent Lead Director. The Board decided to combine the CEO and Chairman roles because it has a high level of confidence in Mr. Ghasemi’s leadership and willingness to work closely and transparently with the independent directors, and believes the Company is best served at this time by unified leadership of operations and oversight of the Company, which ensures that the Board and management act with common purpose. The Board also believes that maintaining equality among the independent directors fosters collegiality and openness among directors. Finally, the Board is satisfied that the independent directors have ample opportunities to execute their responsibilities independently through numerous executive sessions held throughout the year at both the Board and committee levels, substantial interactions with members of the management team other than the CEO, and the leadership of the Lead Director and the committee chairs.

The Corporate Governance Guidelines provide that the Lead Director’s responsibilities include:

•	Presiding at executive sessions of the Board and any other time the Chairman is not present, and communicating feedback to the CEO;

•	Determining the agenda for executive sessions of non-management directors; and

•	Principal authority to convene a meeting of independent directors.

The Lead Director is elected by majority vote of the Board upon the nomination of the Corporate Governance and Nominating Committee and serves for a three year term. Mr. Deaton is currently the Lead Director.

Board Tenure Policy

To enable proactive Board succession planning and self-renewal, the Board has adopted a policy that a non executive director may not continue to serve on the Board after the Annual Meeting following the earlier of his or her completion of fifteen full years of service on the Board or attainment of age 72. The Board retains the flexibility to waive this policy in response to events or recruiting realities. At the time Mr. Ghasemi was recruited to become the Company’s Chairman and CEO in 2014, the Board determined it would waive the age limit for him to enable him to remain a director for the full term of his employment agreement.

Board Performance Evaluation

Each year the Board conducts an evaluation of its performance. The evaluation format is established by the Corporate Governance and Nominating Committee. In recent years, the format has been an unstructured discussion led by the Chairman of the Corporate Governance and Nominating Committee, covering topics approved by the Committee and provided to directors in advance of the evaluation, including performance against objectives the Board established for itself the prior year. Following the evaluation, the Committee reviews and reports to the Board on action items arising from the evaluation. The Audit, Corporate Governance and Nominating, and Management Development and Compensation Committees of the Board also conduct annual self evaluations using a similar format.

AIR PRODUCTS AND CHEMICALS, INC.

CORPORATE GOVERNANCE

Individual directors are evaluated by the Corporate Governance and Nominating Committee at the time of nomination for reelection. The Lead Director is evaluated following his first full year of service in that role. This evaluation is conducted by a member of the Corporate Governance Compensation Committee after soliciting input from other directors.

Management Succession Planning

The Management Development and Compensation Committee of the Board, the CEO, and the Human Resources organization maintain an ongoing focus on executive development and succession planning to prepare the Company for future success. In addition to preparing for CEO succession, the succession planning process includes all senior management positions. A comprehensive review of executive talent, including, from time to time, assessments by an independent consulting firm, determines readiness to take on additional leadership roles and identifies developmental and coaching opportunities needed to prepare our executives for greater responsibilities. The CEO makes a formal succession planning presentation to the Board annually. Succession planning is a responsibility of the entire Board and all members participate. In addition, the Company has an emergency succession procedure for the CEO that is reviewed periodically by the Board.

Role in Risk Oversight

The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with those efforts. Management is responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. Responsibility for risk oversight rests with the full Board. The Board formally reviews the Company’s risk management processes and policies periodically, including inventories of key risks and associated monitoring, control, and mitigation activities; but the Board primarily exercises its risk oversight responsibility through meetings, discussions, and review of management reports and proposals. Consideration of risk is inherent in the Board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the Board, including large capital expenditures, acquisitions and divestitures, and safety and environment updates. Committees help the Board carry out this responsibility by focusing on specific key areas of risk inherent in our business:

•

The Audit Committee oversees risks associated with financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems. The Audit Committee also reviews the Company’s risk assessment and management process and associated monitoring, control and mitigation activities;

•

The Corporate Governance and Nominating Committee oversees risks associated with corporate governance, including Board structure, director succession planning, and allocation of authority between management and the Board;

•	The Finance Committee oversees risks associated with financial instruments, financial transactions, financial policies and strategies, pension funding, and capital structure; and

•

The Management Development and Compensation Committee helps ensure that the Company’s executive compensation policies and practices support the retention and development of executive talent with the experience required to manage risks inherent to the business and do not encourage or reward excessive risk-taking by our executives.

All Board members are invited to attend most Committee meetings and Board members who do not attend Committee meetings receive reports from the committees about their activities and deliberations.

AIR PRODUCTS AND CHEMICALS, INC.

STANDING COMMITTEES OF THE BOARD

STANDING COMMITTEES OF THE BOARD

The Board has four standing committees which operate under written charters approved by the full Board: Audit; Corporate Governance and Nominating; Finance; and Management Development and Compensation. During 2015, the Board determined to simplify its Committee structure to demonstrate its leadership in simplification and cost reduction. As a first step in the process, the Board eliminated the Environmental, Safety and Public Policy Committee. The full board assumed accountability for oversight of the Company’s environmental and safety performance which it reviews every meeting. Other responsibilities of the Committee were assumed by the Audit and Corporate Governance and Nominating Committees. For 2016, the Board intends to eliminate the Finance Committee and assume some of its responsibilities. The remainder of its responsibilities will be transferred to the Audit Committee, which will be renamed the Audit and Finance Committee.

In accordance with NYSE listing standards, none of the directors who serve on the Audit, Corporate Governance and Nominating, or Management Development and Compensation Committees have ever been employed by the Company, and the Board has determined in its business judgment that all of them are “independent” from the Company and its management in accordance with the guidelines described above in “Director Independence”. The charters of all the committees can be viewed on the Company website at http://www.airproducts.com/company/governance/board-of-directors/committee-composition/commitee-descriptions- and-charters.aspx and are available in print to any stockholder upon request. The Company’s Bylaws also provide for an Executive Committee. The chart below identifies directors who were members of each committee at the end of fiscal year 2015, the number of meetings held by each committee during fiscal year 2015, and the committee chairs.

Name	Audit	Corporate Governance and Nominating	Executive	Finance	Management Development & Compensation Committee
S. K. Carter	X			X
C. I. Cogut	X	X
W. L. Davis		X	X		C
C. C. Deaton		C	X		X
W. D. Ford	C		X		X
S. Ghasemi			C
E. Henkes		X		X
D. H. Y. Ho	X				X
M. G. McGlynn					X
E. L. Monser	X				X
M. H. Paull	X	X	X	C
FY2015 Meetings	7	5	0	2	3

C = Chairman

Audit Committee

The Board has determined that all of the Audit Committee members are “financially literate” and that Ms. Carter and Mr. Paull qualify as “audit committee financial experts” as defined by SEC regulations and NYSE listing standards. The Committee operates under a written charter. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. The Committee reviews the appropriateness, quality, and acceptability of the Company’s accounting policies, the integrity of financial statements reported to the public, significant internal audit and control matters and activities, the Company’s policies and processes for risk assessment and management, and compliance with legal and regulatory requirements. The Committee discusses with the Company’s internal auditor and independent registered public accountant the overall scope and plans for their respective audits. The Committee regularly meets with the internal

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STANDING COMMITTEES OF THE BOARD

auditor and the independent registered public accountant, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also reviews compliance with the Company’s Code of Conduct for employees and officers and is responsible for establishing and overseeing the Company’s procedures for confidential reporting of questionable accounting practices and handling complaints regarding accounting, internal controls, and other audit matters. Each year the Committee approves an annual agenda plan which specifies matters to be considered and acted upon by the Committee over the course of the year in fulfilling its responsibilities. In fiscal year 2015, the Committee met seven times. For 2016, the Audit Committee will be renamed the Audit and Finance Committee and will assume certain responsibilities of the Finance Committee.

Audit Committee Report

The Audit Committee provides oversight of the Company’s financial reporting process on behalf of the Board. Management bears primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles (“GAAP”).

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 with the Company’s management and the independent registered public accounting firm, KPMG. The Committee has discussed with KPMG the matters that are required to be discussed under Public Company Accounting Oversight Board standards governing communications with audit committees. KPMG has provided to the Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee has discussed with KPMG the firm’s independence.

Based on the reviews and discussions referred to above, the Committee approved the audited consolidated financial statements and recommended to the Board that they be included in the Company’s Annual Report on Form 10-K for fiscal year 2015.

Audit Committee

W. Douglas Ford, Chairman

Susan K. Carter

Charles I. Cogut

David H. Y. Ho

Edward L. Monser

Matthew H. Paull

Independent Registered Public Accountant

Appointment and Attendance at Annual Meeting.    KPMG was the Company’s independent registered public accounting firm for fiscal year 2015. Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and make a statement if they desire.

Fees of Independent Registered Public Accountant.    Consistent with the Audit Committee’s responsibility for engaging the Company’s independent registered public accountant, all audit and permitted nonaudit services performed by KPMG require preapproval by the Audit Committee. The full Committee approves projected services and fee estimates for these services and establishes budgets for major categories of services at its first meeting of the fiscal year. The Committee chairman has been designated by the Committee to approve any services arising during the year that were not preapproved by the Committee and services that were preapproved if the associated fees will cause the budget established for the type of service at issue to be exceeded by more than ten percent. Services approved by the chairman are communicated to the full Committee at its next regular quarterly in person meeting, and the Committee reviews actual and forecast services and fees for the fiscal year at each such meeting. During fiscal year 2015, all services performed by the independent registered public accounting firm were preapproved.

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STANDING COMMITTEES OF THE BOARD

During fiscal years 2014 and 2015, KPMG billed the Company fees for services in the following categories and amounts (in millions):

	2014	2015
Audit Fees	$6.2	$7.2
Audit-related Fees	$0.7	$1.4
Tax Fees	$0.1	$0.9
All Other Fees	$0.0	$0.0
Total Fees	$7.0	$9.5

Audit fees are fees for those professional services rendered in connection with the audit of the Company’s consolidated financial statements and the review of the Company’s quarterly consolidated financial statements on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States), and in connection with statutory audits in foreign jurisdictions. Audit-related services consisted primarily of services rendered in connection with employee benefit plan audits, SEC registration statements, due diligence assistance, and consultation on financial accounting and reporting standards. Tax fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals, advice on mergers and acquisitions, advice on restructuring to enable the tax free separation of the Materials Technologies business and technical assistance.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee operates under a written charter. The Committee monitors and makes recommendations to the Board about corporate governance matters including the Corporate Governance Guidelines, codes of conduct, Board structure and operation, Board policies on director compensation and tenure, the meeting schedules of the Board and the committees, the charters and composition of the committees, and the annual Board and committee performance assessment processes. The Committee has primary responsibility for identifying, recommending, and recruiting nominees for election to the Board and recommending candidates for election as Lead Director. The Committee also reviews and monitors the Company’s crisis management procedures, lobbying activities, policies on political contributions and response to significant public policy issues, including social responsibility matters. The Committee met five times in fiscal year 2015.

Selection of Directors.    The Board has established the following minimum qualifications for all directors: business experience, judgment, independence, integrity, ability to commit sufficient time and attention to the activities of the Board, absence of any potential conflicts with the Company’s interests, and an ability to represent the interests of all stockholders. The qualities and skills necessary for a specific director nominee are governed by the needs of the Company at the time the Committee determines to add a director to the Board. The specific requirements of the Company are determined by the Committee and are based on, among other things, the Company’s current business, market, geographic, and regulatory environments; the mix of perspectives, experience, and competencies currently represented by the other Board members; and the CEO’s views as to areas in which management desires additional advice and counsel.

When the need to recruit a nonmanagement director arises, the Committee’s standard process is to consult the other directors, the CEO, and sometimes a third-party recruiting firm to identify potential candidates. Once a candidate is identified, the candidate screening process most recently has been conducted initially through an interview by one or more members of the Committee and the CEO. After the initial interviews, the candidate meets with the full Committee for formal consideration and recommendation to the Board. Prior to final election to the Board, a background investigation is conducted to verify the candidate’s reputation and background, the candidate’s independence as measured by the Board’s independence standards, and other factors the Committee deems appropriate at the time.

This year five incumbent directors are standing for election, Ms. Carter, Mr. Cogut, Mr. Ghasemi, Mr. Ho and Ms. McGlynn. All the nominees except Mr. Cogut have been previously elected by the Company’s shareholders. Mr. Cogut was identified and recommended by an independent director.

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STANDING COMMITTEES OF THE BOARD

The Committee has adopted a policy regarding its consideration of director candidates recommended by stockholders for nomination by the Committee at an Annual Meeting, and a procedure for submission of such candidates. The policy provides that candidates recommended by stockholders will be considered by the Committee; submissions of candidates must be made in writing; and must be received not later than 120 days prior to the anniversary date of the proxy statement for the prior Annual Meeting. The submission must also provide certain information concerning the candidate and the recommending stockholder(s), a statement explaining why the candidate has the qualifications required, and consent of the candidate to be interviewed by the Committee and to serve if elected. A copy of the policy and procedure is available upon request from the Corporate Secretary’s Office. Candidates recommended by stockholders in accordance with these procedures will be screened and evaluated in the same manner as other candidates.

Executive Committee

The Executive Committee has the authority of the Board to act on most matters during intervals between Board meetings. It is usually convened to approve capital expenditures associated with a project in excess of the CEO’s authority when a customer requires a commitment prior to the next Board meeting and a special meeting of the Board cannot be convened. The Committee did not meet in fiscal year 2015.

Finance Committee

The Finance Committee reviews the Company’s financial policies; keeps informed of its financial operations and condition, including requirements for funds and access to liquidity; advises the Board about sources and uses of Company funds; reviews the Company’s financial arrangements and methods of external financing; and oversees the funding and management of assets of the Company’s employee pension and savings plans worldwide. The Finance Committee will be eliminated for 2016 and its responsibilities will be assumed by the Board and the Audit Committee, which will be renamed the Audit and Finance Committee.

Management Development and Compensation Committee

Pursuant to its charter, the primary responsibilities of the Management Development and Compensation Committee (the “Committee”) are:

•

Establishing the Executive Officer compensation philosophy, design and strategy for the Company, consistent with Company objectives and stockholder interests, determining CEO compensation, and approving other Executive Officer compensation;

•

Approving performance objectives relevant to the compensation of the CEO, establishing the process for and leading the Board in evaluation of the performance of the Company’s CEO, and providing oversight of the CEO’s evaluation of the performance of other Executive Officers;

•	Overseeing CEO succession planning and the development and evaluation of potential candidates for other Executive Officer positions; and

•

Overseeing the Company’s overall management compensation program, the design and administration of management incentive compensation plans, including equity programs, and the design and administration of the Company’s retirement and welfare benefit plans.

The Committee’s charter permits it to delegate all or a portion of the authority granted to it by the Board to one or more Committee members, senior executives, or subcommittees to the extent consistent with applicable laws, regulations, and listing standards. The Company’s Delegation of Authority Policy reserves for the Board and the Committee all compensation and staffing decisions with respect to Executive Officers except as specifically delegated.

Roles of the Committee, Management, and Compensation Consultant in the Compensation Process.    The Committee is responsible to the Board and to stockholders for establishment and oversight of the Company’s compensation program for Executive Officers, including those named in the Summary Compensation Table (“Named Executive Officers”) and for approving the compensation level of the Executive Officers.

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STANDING COMMITTEES OF THE BOARD

The Committee establishes overall compensation strategies and policies for the Executive Officers, allocates compensation for Executive Officers among the various components of compensation, evaluates and approves performance measures and goals relevant to the incentive compensation of the Executive Officers, evaluates the performance of the CEO with input from the full Board, determines direct compensation levels for the CEO, and evaluates and approves direct compensation levels for other Executive Officers. Each year, the Committee:

•

reviews and evaluates the appropriateness of the Company’s current Executive Officer compensation program based on several factors, including competitiveness of the program and alignment of compensation delivered under the program with the Company’s performance;

•

reviews target performance levels and goal ranges in the Company’s incentive plans relative to the Company’s strategic objectives, the long-term economics of its business, and the goal levels of peers relative to their payouts;

•	reviews whether the program design encourages excessive risk taking;

•	approves peer groups for market reference;

•	reviews dilution and burn rates associated with the Company’s equity compensation;

•	evaluates and approves changes to incentive compensation and benefit plans when needed;

•	approves incentive compensation payouts for the current year; and

•	addresses other specific issues regarding management development and compensation as needed.

Periodically, the Committee also undertakes an extensive review of the competitiveness and appropriateness of certain pay practices, such as Executive Officer severance arrangements and retirement benefits.

The Committee retains an external compensation consultant to provide independent advice, information, and analysis on executive compensation. The Committee has established several practices to ensure the external consultant’s independence, candor, and objectivity. The consultant is engaged by, has its compensation set by, and reports directly to the Committee; frequently meets separately with the Committee with no members of management present; and consults with the Committee chairman in between meetings. Management reports fees paid for services performed by the consultants to the Committee at each meeting and the Committee approves in advance the services to be performed. The Committee currently retains Farient Advisors LLC (“Farient”) as its external consultant. Farient has also advised the Corporate Governance and Nominating Committee on director compensation, but performs no other services for the Company or management. The Committee has assessed Farient’s independence and is not aware of any conflicts of interest raised by Farient’s work.

During fiscal year 2015, Farient provided advice and analysis to the Committee on direct compensation for individual Executive Officers, peer group composition, incentive plan performance measures, compensation program design, and external trends and developments. Farient also provided an analysis of the alignment of pay delivered under the Company’s Executive Officer compensation program with its performance compared to peer group pay and performance, an assessment of the fit of the Company’s Executive Officer compensation program design with its business strategy, a comparison of the program design to peer programs, and an assessment of the potential relationship between the Company’s compensation program and risk taking by management.

While the Committee determines overall compensation strategy and policies for the Executive Officers and approves their compensation, it seeks input from several Executive Officers and other management employees with respect to both overall guidelines and discrete compensation decisions. Specifically:

•	Human Resources staff works with the Committee to develop the design of compensation programs and decision-making frameworks for determining compensation levels;

•	the CEO provides input to the Committee on the forms of incentive compensation and performance measures that will best support his strategic goals for the Company;

•

the CEO provides the Committee perspective on the performance of other Executive Officers and develops and recommends compensation actions for the other Executive Officers, in consultation with Human Resources, and based on competitive market analysis received from external compensation consultants;

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STANDING COMMITTEES OF THE BOARD

•	the CFO provides background to the Committee regarding the Company’s key financial objectives and performance against them; and

•	the Company’s Law and Human Resources staff provide technical advice and other support to the Committee.

These Executive Officers and employees attend portions of the Committee meetings; however, the Committee’s usual practice is to meet in executive session both alone and with its external compensation consultant to reach final decisions about CEO and other Named Executive Officer compensation.

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COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

Report of the Management Development and Compensation Committee

The Committee has reviewed and discussed with management and its external compensation consultant the following Compensation Discussion and Analysis section of the Company’s Proxy Statement for fiscal year 2015. Based on its review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for fiscal year 2015.

Management Development and Compensation Committee

William L. Davis III, Chairman

Chad C. Deaton

W. Douglas Ford

David H. Y. Ho

Margaret G. McGlynn

Edward L. Monser

Compensation Discussion and Analysis

Quick Reference Guide

This Compensation Discussion and Analysis describes and analyzes our Executive Officer Compensation program, with emphasis on compensation actions taken during fiscal year 2015. It is organized as follows:

Highlights of Fiscal Year 2015 Company Performance

The Company achieved record non-GAAP earnings per share for fiscal year 2015, capping a year of transformation. Excellent financial results were coupled with important achievements that lay the groundwork for the Company to re-claim its preeminent position in the industry. Highlights for the year include:

•	The Company dramatically improved safety performance, with improvement of over 15% in key performance indicators.

•	Non-GAAP earnings per share increased 14%, 21% excluding currency and foreign exchange impacts;[2]

•	EBITDA increased 8% and EBITDA margin increased 360 basis points;[2]

•	The Company improved distributable cash flow and ended the year with positive free cash flow;

•	The Company returned $678 million to stockholders through dividends, increasing dividends for the 33rd consecutive year;

•	After completing a strategic and financial analysis, the Company announced its intention to spin off the Materials Technologies business;

[2]	Comparisons are non-GAAP measures and based on continuing operations excluding certain items for fiscal years 2015 and 2014. See Appendix A for reconciliation to GAAP measures.

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COMPENSATION OF EXECUTIVE OFFICERS

•	The Company brought several large projects on stream and announced several important projects awarded, including the largest industrial gas complex in the world;

•	The Company implemented a new strategy and organizational structure to support our goal to be the safest and most profitable industrial gas company in the world; and

•

The Company was named to the Dow Jones Sustainability Index (North America), the Carbon Disclosure Project’s S&P 500 Disclosure Index, the FTSE4Good Index, Thomson Reuter’s 2015 Top 100 Global Innovators List and Corporate Responsibility Magazine’s 100 Best Corporate Citizens.

Highlights of Fiscal Year 2015 Compensation Committee Actions

•	Committee modified incentive compensation program design.

For fiscal year 2015 the Committee made several changes to the incentive compensation to support Mr. Ghasemi’s new strategic vision for the Company. At the beginning of 2015, Mr. Ghasemi unveiled a five point plan for increasing shareholder value:

•	Focus on the core business;

•	Restructure the organization to decentralize, releasing entrepreneurial energy and reducing costs;

•	Change the culture to focus on safety, simplicity, speed and self-confidence;

•	Control capital and costs; and

•	Align rewards to drive accountability and value creation.

Mr. Ghasemi recommended that the Committee support this plan by focusing the Company’s annual incentive program on achieving aggressive non-GAAP earnings per share and EBITDA targets. For 2015, Executive Officers’ annual incentive awards were based on non-GAAP earnings per share, and the earnings per share targets were translated to adjusted EBITDA targets for the business units below the Executive Officer level to align rewards with value-creating performance. Target level payouts were based on meeting or exceeding the Company’s non-GAAP earnings per share goal of $6.57, which represented approximately 14% growth for 2015. Threshold performance for earning any annual incentive award required non-GAAP earnings per share of at least 90% of this target.

Mr. Ghasemi also recommended the Committee tie the long term incentive program more explicitly to the creation of stockholder value. At his recommendation, for fiscal year 2015 the Committee determined to grant a larger percentage of long-term incentives in performance shares, (increased to 55%), reducing the weighting of stock options (reduced to 20%); and performance share earn out levels were tied to total shareholder return relative to a peer group of industrial companies.

•	Committee Modified Change in Control Arrangements.

Change in control compensation arrangements were changed in fiscal year 2015 to reflect best practices:

•

Equity compensation awards granted in fiscal year 2015 or later will not automatically vest upon change in control if replaced by the surviving entity. Such awards will vest only if employment is terminated after a change in control.

•	All excise tax gross ups were eliminated as of October 1, 2015.

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COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF 2015 COMPENSATION PROGRAM CHANGES

	2014	2015
Annual Incentive Metric	Earnings Per Share Growth (50%) Underlying Sales Growth (50%)	Rigorous Non-GAAP Earnings Per Share Goals (100%)
Performance Shares Metric	Earnings Per Share growth (33%) Return on Capital Employed Net of Cost of Capital (67%)	Relative Total Shareholder Return (100%)
Performance Shares	35%	55%
Stock Options	40%	20%
Restricted Stock	25%	25%
Equity Vesting	Single Trigger Vesting	Double Trigger Vesting
Severance Payments	Double Trigger	Double Trigger
Excise Tax Gross Ups	Grandfathered Gross Ups Only	No Gross Ups

•	Target Fiscal Year 2015 Direct Compensation Set for Other Executive Officers.

At the beginning of the year, based on benchmarking against peers, the Committee established 2015 direct compensation for the Named Executive Officers other than Mr. Ghasemi.3 The table below indicates the Total Direct Compensation opportunity (base salary, annual incentive award target, and target value of annual long-term incentive awards4) granted to the Named Executive Officers for fiscal year 2015.5

Officer	Base Salary	Annual Incentive Target	Target Value of Long-Term Incentives	Total Direct Compensation
S. Ghasemi	$1,200,000	$1,560,000	$7,000,000	$9,760,000
M. S. Crocco	$590,000	$443,000	$1,200,000	$2,233,000
G. Novo	$465,000	$349,000	$850,000	$1,664,000
C. F. Painter	$600,000	$450,000	$1,300,000	$2,350,000
J. D. Stanley	$575,000	$431,000	$1,000,000	$2,006,000

•	Committee Determined Fiscal Year 2015 Incentive Compensation Payouts.

Following the end of the year, the Committee determined actual annual incentive awards for the Executive Officers. In Fiscal year 2015 the Company significantly improved its safety performance, exceeded its non GAAP earning per share target and met shareholders’ expectations. The performance measure for the annual incentive awards was non-GAAP earnings per share and the payout metrics and methodology are described on page 35. The Committee determined to pay Mr. Ghasemi an annual incentive award of 200% of his target due to his extraordinary leadership in driving a rapid and effective organizational and cultural change throughout the entire Company, resulting in significant improvement across many key performance indicators. The Committee also awarded a 200% payout to Mr. Novo to recognize the outstanding performance of the Materials Technologies segment under his leadership. Based on the Company’s overall excellent performance, despite the significant negative impact of currency and foreign exchange on earnings per share, the Committee

[3]	Mr. Ghasemi’s 2015 compensation was established by his employment agreement entered into when the joined the Company in the summer of 2014 which is described on page 33.
[4]

Each year the Committee grants long-term incentive awards intended to deliver a target value. The process for determining the target value to be granted and the value of the awards is described on pages 36-37. The actual value realized may differ significantly (up or down) from the target value due to Company stock price performance over the life of the awards and the extent to which applicable performance metrics are met.

[5]

This table is intended to supplement, not replace, the Summary Compensation Table, which reports fiscal year 2015 Named Executive Officers compensation in the format required by SEC rules. The Summary Compensation Table provides important information regarding the accounting expense associated with the Committee’s intended level of pay and provides a standardized measure across companies. The table above reflects how the Committee views the compensation opportunities it is providing.

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COMPENSATION OF EXECUTIVE OFFICERS

determined an annual incentive award payout factor of 171% for all other Executive Officers. The table below compares target annual incentive awards established for Named Executive Officers and actual awards determined by the Committee.

	Annual Incentive Target Value	Actual Payout
S. Ghasemi	$1,560,000	$3,120,000
M. S. Crocco	$443,000	$757,530
G. Novo	$349,000	$698,000
C. F. Painter	$450,000	$769,500
J. D. Stanley	$431,000	$737,010

The Committee also determined final payout levels for performance share awards granted in fiscal year 2013 with a performance cycle ending at the end of fiscal year 2015 which were based on fiscal year 2013-2015 return on capital employed net of cost of capital (“Net ROCE”) and earnings per share growth (“EPS Growth”). Performance resulted in a payout factor of 79% of target. The Committee adjusted the payout factor downward, as permitted by the program, to 64% to reflect the underperformance of certain investments made during the performance period.

FY2013-2015 Performance Shares

	Target	Actual
S. Ghasemi	N/A	N/A
M. S. Crocco	1,532	980
G. Novo	1,838	1,176
C. F. Painter	1,838	1,176
J. D. Stanley	2,681	1,716

•	Committee evaluated potential linkage between compensation and risk taking.

During fiscal year 2015, the Committee, with Farient, conducted a risk assessment of the Company’s Executive Officer compensation program. The Committee concluded that the program is balanced and does not provide an enticement for executives to take excessive risks, including because of the following features:

•	The Company does not use highly leveraged short-term incentives that drive risky investments at the expense of long-term Company value.

•

The Company’s compensation programs reward consistent, long-term performance by heavily weighting compensation to long-term incentives that reward sustainable stock, financial, and operating performance.

•	Cash incentive awards are capped at sustainable levels, and the Committee has discretion to reduce awards, including for nonfinancial considerations.

•	The Company imposes substantial Executive Officer stock ownership and holding requirements.

•

The Company has recovery policies (“clawbacks”) applicable to incentive compensation that permit the Company to cancel awards and recoup certain gains in the event of conduct detrimental to the Company.

In addition, management conducted and reported to the Committee on its evaluation of the Company’s overall compensation practices and programs to assess whether any of these programs and practices exposed the Company to excessive risk taking, concluding there were no such programs or practices.

•	Committee reviewed results of the stockholder advisory vote on Named Executive Officer compensation and comments received.

Following the 2015 Annual Meeting, the Committee reviewed the results of the stockholder advisory vote on Executive Officer compensation and comments received on the Executive Officer compensation program. With over 96% of votes cast voted in favor of approval, the Committee determined that the great majority of stockholders were satisfied with the program.

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COMPENSATION OF EXECUTIVE OFFICERS

•	Committee reviewed pay and performance alignment.

During fiscal year 2015, the Committee engaged Farient to conduct its annual pay for performance analysis which assessed the alignment of the Company’s Executive Officer compensation program outcomes and performance results. Farient developed a Performance Alignment Report that measures: (1) the sensitivity of Performance-Adjusted Compensation6 to total shareholder return (“TSR”); and (2) the reasonableness of Performance-Adjusted Compensation for the Company’s revenue size, Peer Reference Group7, and TSR performance. Farient compared Performance-Adjusted CEO Compensation (covering salary, short-term incentives, and long-term incentives) for the Company over rolling three-year periods to TSR for the same rolling three-year periods, and tested the results against similar variables for the Company’s Peer Reference Group. Farient concluded the Company’s compensation outcomes were reasonable relative to its peers and the performance delivered and sensitive to performance over time. A copy of the Performance Alignment Report is attached as Appendix B.

•	Committee maintained strong governance practices.

The Committee recognizes that stockholders want assurance that the processes for determining and paying Executive Officer compensation reflect thoughtful stewardship of the Company’s resources. The Committee has adopted the following practices, among others, to help demonstrate commitment to this principle:

Compensation Governance Highlights

•	Independent directors make final compensation decisions pertaining to Executive Officers.

•	Committee is advised by an independent compensation consultant who performs no services for management.

•	Executive sessions are held at all Committee meetings.

•	Program is targeted at median for similar companies.

•	Stringent stock ownership guidelines.

•	Prohibition on hedging or pledging Company stock.

•	Consistent administration of performance goals and formulas.

•	Annual review of dilution and burn rate relative to peers.

•	Best practice change in control arrangements.

•	Clawback provisions in long- and short-term incentive programs.

•	Holding periods for stock obtained on option exercises.

[6]

Performance-Adjusted Compensation (PAC) is a trademark of Farient developed to measure actual compensation outcomes after performance rather than target compensation before performance. See Ferracone, R. A. (2010). Fair Pay, Fair Play, San Francisco. Jossey-Bass, pages 41-44 for an explanation of their methodology.

[7]	See “Benchmarking” on page 32 for more information about the Peer Reference Group.

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COMPENSATION OF EXECUTIVE OFFICERS

Fiscal Year 2015 Executive Officer Compensation Program

Overview.    The overall objective of our Executive Officer compensation program is to attract and retain a talented management team and provide them with the right incentives to execute our strategic objectives and maximize our stockholders’ investment in the Company. The same principles that govern the compensation of all our salaried employees apply to the compensation of our Executive Officers:

Our Compensation Philosophy

•  Tie compensation to strategy and performance.

The Company’s programs provide a range of incentive compensation opportunities that promote achievement of short-, medium-, and long-term strategic and financial objectives.

•  Link the interests of Executive Officers to the interests of stockholders.

The Company’s Executive Officer compensation program is designed so that factors that impact the value of our stockholders’ investment in the Company also impact our management team’s compensation.

•  Provide competitive compensation for competitive performance.

The Company seeks to offer compensation opportunities that are sufficient to attract talented and experienced managers who have a choice about where they work, and to discourage them from seeking other opportunities.

•  Reinforce succession planning process.

The overall compensation program for our Executive Officers is managed to reinforce our succession planning process.

•  Foster nonfinancial corporate goals.

While financial results are the primary commitment the Company makes to stockholders, the compensation program balances financial results with other Company values such as safety and environmental stewardship. Certain components of the program provide flexibility to reduce or recoup compensation where insufficient attention is paid to nonfinancial Company objectives.

•  Support actions needed to respond to changing business environments.

The Company has sought to provide some elements of compensation, such as severance benefits, that give the management team or the Board tools to facilitate decisions about divestitures and restructurings, succession planning, or other significant corporate events that may impact the position or employment status of Executive Officers.

Our Executive Officer compensation program emphasizes compensation opportunities that are linked to key performance indicators, such as earnings per share, EBITDA and total stockholder returns. The majority of compensation provided to the Company’s Executive Officers is dependent upon the achievement of short-, medium-, and long-term performance objectives and/or appreciation in the value of Company stock. The Committee set financial targets aligned with the external financial goals communicated to shareholders because we believe Executive Officers should only receive target payouts if we meet stockholders’ expectations. Nearly 90% of the CEO’s total direct compensation opportunity is performance-based to ensure that compensation directly reflects the creation of stockholder value.

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COMPENSATION OF EXECUTIVE OFFICERS

The Committee has designed the Executive officer compensation program to provide our Executive Officers with target compensation that approximates the median for relevant peer groups8 on average, with actual compensation driven up or down based on the Company’s operating performance, stock price, and overall stockholder return. Individual components of compensation may be greater or lesser than the median, and actual compensation delivered may vary significantly from the target opportunity and the median based on Company or individual performance and changes in Company stock price.

Direct compensation is delivered to the CEO and other Named Executive Officers through the components listed in the table below, which provides a brief description of the principal types of direct compensation, how performance factors into each type of compensation, and the compensation program objectives served by each type. Detailed descriptions of the components of direct compensation and how the Committee determined compensation levels for fiscal year 2015 begin on page 34.9

Component	Description	How Amount Determined/ Performance Considerations	Objectives
Base Salary	Fixed cash payment.	Targeted at Market Median[10] with adjustment based on level of responsibility, experience, and individual performance.	Provide competitive foundational pay.
Annual Incentive	Short-term incentive, cash payment.	Target payout references Market Median. Actual payout driven by EPS.	Promote achievement of short-term financial and strategic objectives.
Performance Shares	Deferred stock units that pay out upon achievement of performance targets. Delivered in shares of stock with dividend equivalents also payable on vesting.	Target value based on Market Median for long-term incentives. Actual payout based on relative TSR over 3 year performance period.	Promote achievement of mid-term financial objectives; Encourage current decisions that promote long-term value creation; align Executive Officers’ interests with stockholder returns.
Stock Options	Options to purchase shares of stock at closing market value on grant date. (Become exercisable over 3 years. Exercisable for 10 years.) 50% of net shares received must be held for 1 year after exercise.	Target value based on Market Median for long-term incentives. Actual value derived from stock price appreciation.	Motivate Executive Officers to drive long-term stock appreciation.
Restricted Stock	Shares of stock that vest over 4 year period and pay dividends.	Target value based on Market Median for long-term incentives. Actual value determined by stockholder returns during vesting period.	Retain Executive Officers; align Executive Officers’ interests with stockholder returns.

The Committee annually reviews and establishes the performance measures, target goals, and payout schedules used for the Annual Incentive Plan and the performance share component of the long-term incentive program. In determining actual performance against these metrics, the Committee decides whether to include or exclude the impact of items reported in the Company’s financial statements that may distort underlying operating results for the current or a prior year. Adjustments from reported earnings are intended to avoid artificial inflation or deflation of awards due to unusual or non operational items in the applicable period and align pay outcomes with how the Committee and management view the performance of the business.

[8]	See “Benchmarking” on page 32 for information about peer groups.
[9]

Other major components of compensation such as retirement benefits are based on pre-existing programs available to broad employee populations and were not the subject of Committee decisions for fiscal year 2015.

[10]	See “Setting Total Compensation” below for an explanation of how the Committee views the Market Median.

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Benchmarking.    The Committee believes that a threshold characteristic of reasonable compensation is that it be aligned with compensation provided by companies with which the Company competes for talent. In preparation for determining fiscal year 2015 compensation, the Committee benchmarked the Executive Officer compensation levels to evaluate the competitiveness of the program and as a reference for establishing compensation levels for fiscal year 2015.

The Committee uses two peer groups for benchmarking which it annually reviews and approves.

PEER GROUPS

NAME	CRITERIA	PURPOSE	SOURCE
Survey Reference Group	Broad group of industrial companies with $7 – 13 billion in revenue	Benchmark competitive Executive Officers direct compensation levels at target	Towers Watson and Mercer surveys
Peer Reference Group	Chemical and industrial companies with similar capital structure, asset intensity and profitability to Company (size adjusted)	Benchmark competitive direct compensation levels for CEO & CFO and pay practices, pay for performance assessment, peer group for performance share relative TSR measure	Farient compiles from proxy statement filings

For purposes of assessing competitiveness and recommending compensation levels for fiscal year 2015, the Committee uses survey data from Mercer and Towers Watson compensation databases on a group of industrial companies with revenue of $7 to $13 billion (consistent with the Company’s fiscal year 2014 revenue of $10.4 billion) (“Survey Reference Group”). This Survey Reference Group is representative of the companies with which the Company competes for talent and is used by the Company for various compensation benchmarking purposes, not just Executive Officer compensation. A list of companies included in the Survey Reference Group is provided in Appendix C on page C-1.

Prior to the beginning of the fiscal year, the Company prepared an assessment of each Named Executive Officer’s compensation level relative to the Survey Reference Group based on similar functional responsibilities, except for Mr. Ghasemi. (Mr. Ghasemi’s compensation for fiscal year 2015 was established prior to his appointment as CEO in June 2014.11.) A premium is applied to the Survey Reference Group data for certain positions where there are material differences between an Executive Officer’s role and the typical accountabilities of the benchmarked position. For example, for fiscal year 2015, a premium of 15% was added to the data for the general counsel position to reflect Mr. Stanley’s additional responsibilities as Chief Administrative Officer with accountability for the Company’s Communications, Information Technology, and Global Business Services organizations. The Company determined median, 25th and 75th percentile levels for base salary, target annual incentive, target long-term incentives and target Total Direct Compensation. Annual and long-term incentive levels reflected a three-year average to reduce volatility in results. Because the survey data was collected in mid-2014, the analysis was based on projected levels as of the beginning of the Company’s 2015 fiscal year. Data are also adjusted to reflect revenue scope for line executive positions. Farient reviewed the assessment and provided advice to the Committee on compensation levels.

At the Committee’s request, Farient also compiles proxy data from a smaller group of companies that are competitors of the Company or are similar to the Company in that they are chemical or other industrial companies, with similar capital structures, asset intensity, operating margins, and long-term business model (“Peer Reference Group”). Peer Reference Group companies are generally similar in revenue size to the Company; however certain larger companies are included based on proximity of business model. Data for these companies are size adjusted using regression analysis. The Committee used this reference group for benchmarking specific pay practices and for assessing alignment of pay with performance. In addition, the Committee used the Peer Reference Group to assess competitive compensation levels for CEO and CFO compensation. Because proxy data does not necessarily reflect similar positions to the other Named Executive Officers, only the Survey Reference Group is used to benchmark pay

[11]	See “Mr. Ghasemi”, under “Setting Total Compensation Levels for Fiscal Year 2015” below.

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levels for them. The Peer Reference Group used for benchmarking 2015 pay was12:

3M Co.	Ecolab Inc.
Celanese Corp.	Illinois Tool Works, Inc.
Danaher Corp.	Parker-Hannifin Corp.
Dover Corp.	PPG Industries, Inc.
Du Pont (E. I.) De Nemours & Co.	Praxair, Inc.
Eastman Chemical Co.	Rockwell Automation Inc.
Eaton Corp.	TE Connectivity, Ltd

The Peer Reference Group is also used for determining the Company’s relative TSR performance for purposes of performance share payouts.

Setting Total Compensation Levels for Fiscal Year 2015

Mr. Ghasemi.    The Board recruited Mr. Ghasemi in June 2014 after an extensive search. The Company entered into an employment agreement with Mr. Ghasemi in June 2014 (“Employment Agreement”) which established the components of his compensation for fiscal year 2015. In determining the terms of his Employment Agreement, the Committee considered peer group data13, Mr. Ghasemi’s experience, the compensation arrangements that he would have to give up at his former employer to accept employment with the Company, and the Company’s existing CEO compensation arrangements which had been repeatedly approved by the overwhelming majority of our stockholders. Specifically, for 2015:

•

The Employment Agreement provides that Mr. Ghasemi will receive an annual base salary of $1,200,000 and participate in the Company’s Annual Incentive Plan with a target annual incentive award equal to 130% of base salary, with actual awards to be determined by the Committee; and

•

Mr. Ghasemi is also entitled to receive annual equity compensation awards under the Company’s Long-Term Incentive Plan with a grant date value (determined under the Company’s normal valuation practices) of $7,000,000, allocated among restricted stock, performance shares, stock options or other equity awards in a manner consistent with the allocation for other Executive Officers.

Other Executive Officers.    Overall, the Committee seeks to provide a Total Direct Compensation target opportunity (base salary, target annual incentive award, and long-term incentive awards) for the Executive Officers that approximated the projected median level (the “Market Median”) for similar positions in the Market Survey Group and, in the case of the CEO and CFO, the Peer Reference Group. Total Direct Compensation target opportunities may be established at greater or lesser levels for individual Executive Officers based on performance factors, experience in the position, retention and succession planning considerations, or year-to-year swings in the market reference data. For fiscal year 2015 Total Direct Compensation opportunities for all Named Executive Officers, including Mr. Ghasemi, approximated the Market Median.

Within the Total Direct Compensation opportunity for each Executive Officer, individual components of compensation may be greater or lesser than the Market Median because the Committee is primarily concerned with the competitiveness of the entire program versus any one element of compensation. Actual compensation realized can vary significantly from the target opportunity for any component of compensation for Total Direct Compensation based on Company or individual performance and Company stock price fluctuation. Consistent with market practice, and based on greater responsibility levels, CEO compensation is substantially more than that of other Executive Officers.

As part of the process for determining Total Direct Compensation, the Committee also reviews tally sheets which detail the value, earnings, and accumulated potential payout of each element of an Executive Officer’s compensation

[12]	For the 2015 program design and pay for performance assessments, 3M Co. was removed from the Peer Performance Group and Huntsman Corp. and Ingersoll Rand, plc. were added.
[13]	Farient advised the Committee on the competitiveness of the compensation levels based on Survey Reference Group and Peer Reference Group data. These peer groups are described on page 32.

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in various employment termination scenarios. The tally sheets help the Committee consider the retention value of an Executive Officer’s accumulated compensation package, compare Executive Officers’ accumulated compensation, and understand the impact of their compensation decisions on various termination of employment scenarios.

Fiscal Year 2015 Direct Compensation Components

Within the competitive target value for an Executive Officer’s Total Direct Compensation established by the Committee, the Committee determines the individual compensation components of the program.

Base Salary.    Base salary is generally targeted at the Market Median, with adjustment where the Committee believes appropriate for proficiency, performance, experience, and the uniqueness of the responsibilities held by certain Executive Officers. Changes in base salaries for Executive Officers become effective as of the first payroll period in the calendar year; so the amounts reflected in the Summary Compensation Table reflect the fiscal year 2014 base salary rate for the first quarter of the Company’s entire fiscal year and the fiscal year 2015 base salary rate for the remainder of the year. For fiscal year 2015, all Named Executive Officers’ base salaries approximated Market Median.

Mr. Ghasemi, Mr. Stanley and Mr. Novo received no increase in base salary for 2015. Mr. Painter received a significant base salary increase to bring his salary closer to Market Median for his position which was significantly expanded to include accountability for the entire Industrial Gases business for fiscal year 2015. Mr. Crocco received a modest increase consistent with Market Median positioning. Base salaries approved for the Named Executive Officers for 2014 and 2015 were as follows:

Officer	2014 Base Salary Rate	2015 Base Salary Rate	% Increase
S. Ghasemi	$1,200,000	$1,200,000	0
M. S. Crocco	$560,000	$590,000	5.3%
G. Novo	$465,000	$465,000	0
C. F. Painter	$500,000	$600,000	20%
J. D. Stanley	$575,000	$575,000	0

Annual Incentive Plan.    Target annual incentive opportunities under the Annual Incentive Plan are intended to approximate the Market Median. Targets may be established at greater or lesser levels for individual Executive Officers based on performance factors, internal equity, experience in the position, or year-to-year swings in the market data. Actual annual incentive awards may be above or below target depending upon the Company’s fiscal year performance as measured by the performance measures and goals established by the Committee at the beginning of the fiscal year. When performance exceeds the target goals for the performance measures, annual incentive awards may exceed target as well, and may exceed Market Median payouts. Actual annual incentive awards can range from 0% to 230% of target. Over the previous five years, Executive Officer awards have ranged from 50% to 208% of target.

Determination of annual incentive awards is a multi-step process which begins with establishing target opportunities. At the beginning of the fiscal year the Committee determines Executive Officer target annual incentive awards as a percentage of each Executive Officer’s base salary based on the Survey Reference Group and Peer Reference Group (for the CEO and CFO) competitive assessment. For fiscal year 2015, the target award levels for the Named Executive Officers were the same as prior year and were as follows:

Officer	% of Base Salary
S. Ghasemi	130
M. S. Crocco	75
G. Novo	75
C. F. Painter	75
J. D. Stanley	75

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COMPENSATION OF EXECUTIVE OFFICERS

Target annual incentive awards as a percentage of base salary for all Named Executive Officers approximated the Market Median. An Executive Officer’s actual award is determined by multiplying the target award by his or her individual payout factor.

As a first step in determining an Executive Officer’s individual payout factor, the Committee determines an initial payout factor derived from the Company’s performance against the payout schedules established by the Committee at the beginning of the fiscal year. As described above, for fiscal year 2015 the Committee selected non-GAAP earnings per share targets as the performance measures for the Annual Incentive Plan. The threshold, target and maximum factors for each measure are set out below. (Factors are interpolated between points.)

2015 Non-Gaap Earnings per Share (% increase from 2014)	Payout %
<$5.91	0%
$5.91 (2%)	50%
$6.57 (14%)	100%
$6.79 (17.5%)	150%
$7.00 (21%)	200%

The payout factor range is from 30 percentage points below the initial payout factor determined using the schedule above based on Company performance for the year, to 30 percentage points above the initial payout factor. Actual payout factors can be adjusted within the range by the Committee based on safety and individual performance and other nonfinancial factors.

For fiscal year 2015, non GAAP earnings per share for purposes of the Annual Incentive Plan was $6.8814 In determining fiscal year 2015 earnings per share, the Committee excluded certain non recurring items and normalized for currency and foreign exchange impacts that were not anticipated in the operating plan because of the extraordinary negative impact of currency fluctuation, which the management team cannot influence, on financial results for fiscal year 2015. The unadjusted payout factor, based solely on the financial results, was 171%. The payout range was 141% to 201%.

The Committee did not adjust the initial payout factor for Messrs. Crocco, Painter and Stanley. The Committee adjusted Mr. Ghasemi’s award to 200% of target to recognize his extraordinary leadership in leading a rapid and effective organizational and cultural change throughout the entire Company and winning the heart of the organization to follow his approach to returning the Company to its historical industry leadership position. The Company experienced a remarkable turnaround in his first full year as CEO, which has solidified its stock price; and made major progress in closing the gap between it and competitors in important financial measures. The Committee also noted the strong performance of senior and mid-level management under Mr. Ghasemi’s direction that enabled accomplishment of these results. The Committee also adjusted the payout factor to 200% for Mr. Novo to recognize

[14]	Based on non-GAAP continuing operations earnings per share of $6.57 adjusted for currency impact in excess of operating plan assumptions ($.31). See Appendix A for a reconciliation to GAAP measures.

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COMPENSATION OF EXECUTIVE OFFICERS

the outstanding performance of the Materials Technologies segment for 2015. Materials Technologies increased EBITDA by 19% for the year, EBITDA margin by 410 basis points, operating income by 26% and operating margin by 440 basis points15.

Fiscal year 2015 awards determined for Named Executive Officers appear in the Nonequity Incentive Plan Compensation column of the Summary Compensation Table.

Long-Term Incentives.    The Committee believes long-term incentive compensation is a critical part of Executive Officer compensation because it creates alignment with stockholders and promotes achievement of longer term financial and strategic objectives. In recent years the Committee has selected three components for the Executive Officer’s long-term incentives: “performance shares” which are conditioned on performance over a three-year period to provide focus on medium-term goals (for fiscal year 2015 grants, relative total stockholder return performance); restricted stock which links Executive Officers’ interests to stockholder returns and provides a retention incentive; and stock options to directly reward executives for increases in stock price. For fiscal year 2015, the mix of target long-term incentive value for Executive Officers was 55% performance shares, 25% restricted stock, and 20% stock options. The Committee chose this mix of performance shares, restricted stock, and stock options to provide a balance of stock-based compensation contingent on outcomes of long-term and medium-term decision making and encourage retention. Because all components of Executive Officer’s long-term incentive opportunity are delivered in Company stock-based awards, they all become more or less valuable with changes in Company stock value that affect stockholders.

The Committee determined the level of long-term incentive grants for fiscal year 2015 at the beginning of the fiscal year. Prior to making the grants, the Committee established an intended long-term incentive value for each Executive Officer. When setting these intended values, the Committee considers the Survey and Peer Reference Group competitive data and target Total Direct Compensation opportunities for each Executive Officer. It is the Committee’s intent that the long-term incentive value approximate the Market Median and bring the Total Direct Compensation opportunity for each Executive Officer to approximately the Market Median level when combined with base salary and target Annual Incentive Plan awards.

Individual performance or other factors may result in awards which are above or below the Market Median. These factors include tenure and experience, succession planning and retention concerns, subjective evaluations of performance, historical grant levels, and other recent compensation actions with respect to the individual such as special one-time retention awards. For fiscal year 2015, all target long-term incentive values approximated the projected Market Median. Target long-term incentive values for the Named Executive Officers are reflected in the chart on page 27. The actual value realized may differ significantly (up or down) from the target value due to Company stock price performance over the life of the awards, the extent to which performance goals are met in the case of performance shares, and timing of individual exercises in the case of stock options.

Granting Practices.    Equity compensation awards are provided to Executive Officers and other management employees under the Company’s Long-Term Incentive Plan and (except for off-cycle recruiting and retention awards) are granted as of the first NYSE business day in the month of December. Recruiting grants are generally issued as of the first day of employment. Off-cycle retention grants are made occasionally in response to extraordinary retention needs that arise during the year.

Performance Shares.

2015 Performance Shares.    The primary component of the long-term incentive program for 2015 was performance shares. Performance shares entitle the recipient to receive one share of Company stock and accumulated dividend equivalents for each performance share earned upon the satisfaction of performance objectives and other conditions to earning the award. Performance shares are granted each year with overlapping three-year performance cycles. The awards are paid out at the end of the three-year period based on performance, if threshold performance goals are met.

[15]	Comparisons are non-GAAP measures. See Appendix A for a reconciliation to GAAP measures.

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COMPENSATION OF EXECUTIVE OFFICERS

Payouts of performance shares range from 0% to 215% of the target level of shares awarded. The target level for fiscal year 2015 grants, (55% of each Named Executive Officer’s total target long-term incentive value), was converted to shares based on the grant date closing market value of Company stock. The actual number of performance shares earned is determined by multiplying the target number of shares by a payout factor.

For fiscal year 2015, performance shares were granted conditioned upon the Company’s three-year TSR16 percentile rank relative to the TSR of Peer Reference Group members over the three-year Performance Period. The payout factor will be determined in accordance with the following schedule:

Company’s TSR Percentile Rank	Payout %
≥75th %ile	200%*
50th %ile	100%
30th %ile	30%
<30th %ile	0%

*	The Committee may adjust the Payout Factor by up to 15 percentage points.

The target number of performance shares granted to each Named Executive Officer for fiscal year 2015 was as follows:

Officer	Target Shares
S. Ghasemi	26,719
M. S. Crocco	4,580
G. Novo	3,244
C. F. Painter	4,962
J. D. Stanley	3,817

2015 Payout for FY2013-2015 Performance Shares.    The Committee also established payout levels for performance shares granted in fiscal year 2013 which were tied to average Net ROCE and EPS Growth performance for fiscal years 2013-2015. The payout factor was determined using the formula below, reflecting performance during the three-year performance period:

67% Net ROCE Factor	+	33% EPS Growth Factor	=	Payout Factor

[16]

“TSR” or “Total Stockholder Return” is the growth in capital that would be experienced from purchasing a share of Company or Peer Reference Group member stock and holding it for the Performance Period, assuming that dividends are reinvested in the Company’s stock, or Peer Reference Group Member’s stock, respectively, on the ex-dividend date.

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COMPENSATION OF EXECUTIVE OFFICERS

The Factor Schedule excerpted below applied to the fiscal year 2013 grants. The Committee reserved the discretion to adjust the payout level by up to 15 percentage points.

2013 Performance Shares Factor Schedule

Net ROCE (67%)		EPS Growth (33%)

ROCE over Cost of Capital	Net ROCE Factor %	EPS Growth	EPS Growth Factor
<0%	0%	0%	35%
0%	50%	4%	50%
3%	100%	7%	80%
5%	200%	9%	100%
		16%	200%

The EPS Growth and Net ROCE factors for the fiscal year 2013-2015 performance period were determined using the Factor Schedule. The average Net ROCE over the performance period was 1.7% and the average EPS Growth was 7.1%17, resulting in a calculated payout factor of 79% of the target shares. The Committee determined to use negative discretion to adjust the payout factor down to 64% to hold the management team accountable for the underperformance of certain large capital investments made during the performance period.

Restricted Stock.    Restricted stock awards are shares of Company common stock that possess voting and dividend rights but are subject to restrictions on transferability and forfeitable until vesting. The vesting conditions provide an incentive for retention, and the value of this compensation element increases or decreases in direct proportion to Company Stock. The amount of restricted stock granted to the Named Executive Officers in fiscal year 2015 is reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table. Individual award amounts were determined by calculating the value (based on the closing market value of a share of the Company’s stock on the grant date) to approximate 25% of the total target long-term incentive value for the Executive Officer.

Stock Options.    Stock options were granted with an exercise price equal to the closing market value on the grant date, have a ten-year term, and vest ratably over the first three years of the term. Executive Officers are required to retain the equivalent of 50% of the net shares of Company stock (after payment of the exercise price, commission, and withholding taxes) received upon exercise for one year following exercise. The number of stock options awarded to the Named Executive Officers for fiscal year 2015 appears in the Grants of Plan-Based Awards table. In determining the number of stock options to grant, the Committee used a stock option valuation model provided by Mercer. The actual value realized is dependent on stock price appreciation at the time of exercise.

Employee Benefit Plans and Other Compensation Practices and Policies

Our employee benefit programs are offered to be competitive and to provide reasonable security for Executive Officers and other employees. Welfare and retirement benefits are offered at essentially the same level to all U.S. salaried employees, including Executive Officers.

Retirement Benefits.    The Named Executive Officers participate in the Company’s generally available U.S. salaried retirement programs. The Company maintains qualified retirement programs for its salaried employees, including a defined benefit pension plan which has been closed to new entrants since 2005 and a savings and profit sharing plan. The Company also maintains a nonqualified pension plan (also closed to new entrants) and a nonqualified deferred compensation plan in which Executive Officers and other eligible employees participate. The plans are discussed in more detail below in the narrative accompanying the Pension Benefits table and the Nonqualified Deferred Compensation table.

Welfare Benefits.    The Company provides medical and dental coverage, life insurance, and disability insurance to Executive Officers under the same programs offered to all salaried employees. All participating employees pay a portion of the cost of these programs.

[17]	In determining performance, the Committee excluded certain items. See Appendix A for a reconciliation to GAAP measures.

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Severance and Change in Control Arrangements.    Executive Officer severance and change in control arrangements are provided to support major corporate and management transitions. The Committee believes these arrangements provide benefit to the Company and its stockholders. The Committee periodically reviews these arrangements in depth for market competitiveness and appropriateness for the Company’s business.

Severance.    All Named Executive Officers participate in the Executive Separation Program. This program is intended to facilitate changes in the leadership team by establishing terms for the separation of an Executive Officer in advance, allowing a smooth transition of responsibilities when it is in the best interests of the Company. It also facilitiates recruitment of new executives because the Program provides reasonable protection to the new executive in the event that he or she is not retained. The program provides severance benefits and accelerated vesting of certain long term incentives upon involuntary termination other than for cause or voluntary termination for good reason. Details of the Program are provided on pages 52-54.

Change in Control Arrangements.    To enable the management team to negotiate effectively for stockholders without concern for their own future in the event of any actual or threatened change in control of the Company, the Company has entered individual change in control severance agreements for each of the Named Executive Officers. The agreements give each Named Executive Officer specific rights and benefits if, following a change in control, his employment is terminated by the Company without “cause” (as defined) or he terminates employment for “good reason” (as defined). Details of the agreements are described below on pages 55-56.

Perquisites.    The Company provides minimal perquisites to executives. The Committee approved Mr. Ghasemi’s use of corporate aircraft for personal travel in order to mitigate security concerns, preserve confidentiality and maximize the time he was able to spend on the Company’s business. The Committee also approved the Company providing Mr. Ghasemi the use of a car and driver for commuting. Mr. Ghasemi uses the commuting time for performing his responsibilities to the Company. Mr. Ghasemi is responsible for any taxes on usage of corporate aircraft and cars. The Committee believes the benefits of security, confidentiality, and efficiency achieved by these arrangements outweigh the expense to the Company and are in the best interest of stockholders.

Executive Officer Stock Ownership.    The Committee has approved ownership guidelines that require Executive Officers to achieve an ownership stake in the Company that is significant in comparison with the Executive Officer’s salary. The ownership guidelines are six times base salary for the CEO and three times base salary for the other Named Executive Officers. The Executive Officers are expected to achieve the specified ownership level within five years of assuming their position. Executive Officers may count toward these requirements the value of shares owned, share equivalents held in their Retirement Savings Plan accounts, earned performance shares, restricted shares, and deferred stock units which are fully vested and held in the Company’s nonqualified deferred compensation plan. Stock options and unearned performance shares are not counted. All Named Executive Officers are currently in compliance with this policy.

Hedging and Pledging Policy.    It is the policy of the Company that Executive Officers and directors may not purchase or sell options on Company stock; engage in short sales with respect to Company stock; or trade in puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to Company stock. It is also the policy of the Company that shares of Company stock owned by Executive Officers or directors may not be held in a margin account or pledged as collateral on a loan.

Clawback Policy.    The Company’s equity plans and agreements provide that awards may be cancelled and that certain gains will be “clawed back” (i.e., must be repaid to the Company) if an Executive Officer engages in activity that is detrimental to the Company, such as performing services for a competitor, disclosing confidential information, or violating Company policies. The Committee has also adopted a policy allowing the clawback of cash incentive payments and performance shares in the event an Executive Officer’s conduct leads to a restatement of the Company’s financial results. The Committee may, in its discretion, seek to recoup any bonus or incentive compensation paid to an Executive Officer if (i) the amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the Committee determines that the Executive Officer engaged in misconduct that resulted in the requirement to restate, and (iii) a lower payment would have been made to the Executive Officer based upon the restated financial results.

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COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION TABLES

2015 Summary Compensation Table

Name and Principal Position	Year	Salary		Stock Awards (2)		Option Awards (3)		Nonequity Incentive Plan Compen- sation (4)		Changes in Pension Value and Nonqualified Deferred Compen- sation Earnings (5)		All Other Compen- sation (6)		Total
S. Ghasemi Chairman, President and Chief Executive Officer(1)	2015 2014	$ $	1,200,000 295,385	$ $	6,947,086 4,785,981	$ $	1,505,563 4,785,704	$ $	3,120,000 196,603	$ $	1,079 11	$ $	184,385 126,029	$ $	12,958,113 10,189,713
M. S. Crocco Senior Vice President and Chief Financial Officer(1)	2015 2014 2013	$ $ $	581,923 529,038 380,086	$ $ $	1,190,851 687,439 312,413	$ $ $	258,099 509,022 264,235	$ $ $	757,530 210,000 169,000	$ $ $	1,018,815 726,287 3,207	$ $ $	18,466 16,807 12,030	$ $ $	3,825,684 2,678,593 1,140,971
G. Novo Executive Vice President, Materials Technology(1)	2015		$465,000		$843,379		$182,789		$698,000		$3,025		$45,112		$2,237,305
C. F. Painter Executive Vice President, Industrial Gases	2015 2014	$ $	573,077 491,538	$ $	1,290,082 687,439	$ $	279,594 509,022	$ $	769,500 187,500	$ $	1,153,174 766,916	$ $	18,200 15,699	$ $	4,083,627 2,658,114
J. D. Stanley Senior Vice President, General Counsel, and Chief Administrative Officer	2015 2014 2013	$ $ $	575,000 565,577 518,466	$ $ $	992,441 687,439 546,723	$ $ $	215,070 509,022 462,416	$ $ $	737,010 215,625 261,000	$ $ $	841,572 526,355 1,589	$ $ $	18,258 17,936 19,767	$ $ $	3,379,351 2,521,954 1,809,961

(1)

Mr. Ghasemi and Mr. Painter were not Named Executive Officers for fiscal year 2013; so their compensation is not shown for that year. Mr. Novo was not a Named Executive Officer for 2013 or 2014; so his compensation is not shown for those years.

(2)

Amounts in this column represent the U.S. GAAP grant date fair value of restricted stock and performance share awards granted in the fiscal year indicated, disregarding any estimate of forfeitures related to time based vesting. Generally, the expense for these awards is recognized over the vesting or performance period unless the recipient is eligible for retirement and the award vests upon retirement, in which case the expense may be required to be recognized entirely in the year of grant. The valuation models and assumptions applicable to these grant date fair values are set forth in Note 19, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, filed with the SEC on November 24, 2015. The amounts shown may not correspond to the actual value that may be realized by the named executive officers. The grant date fair values of the performance shares are based upon the grant date probable outcomes of satisfying the 2013 and 2014 time-based performance conditions and the 2015 market-based performance conditions as stipulated in the grants. If, at the grant date, the fiscal 2015 market-based stock awards probable outcome was 215% of the target number of shares (the maximum potential payout), the total value realized by the named executive officers would increase from the amounts shown by 59.3%. Maximum values are displayed in the table below. For additional information on awards made in fiscal 2015, see the Grants of Plan-Based Awards Table and Outstanding Equity Awards Table on pages 42 and 45, respectively.

2015 Performance Shares

Officer	Value Included	Maximum Value
S. Ghasemi	$5,197,113	$8,277,373
M. S. Crocco	$890,856	$1,418,854
G. Novo	$630,990	$1,004,970
C. F. Painter	$965,159	$1,537,195
J. D. Stanley	$742,445	$1,182,482

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

(3)

This column shows the grant date fair value of stock options granted in the fiscal year indicated, disregarding any estimate of forfeitures relating to time-based vesting. The assumptions for the valuation determination are set forth in Note 19, Share Based Compensation, to our financial statements included in our Annual Report on Form 10-K for the fiscal year ending September 30, 2015, filed with the SEC on November 24, 2015. Additional information regarding these awards is set forth in the “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables and accompanying footnotes.

(4)

Amounts in this column reflect Annual Incentive Plan awards. At their election, Executive Officers may defer awards received under this Plan. Amounts deferred are also reflected as “Executive Contributions” in the “Nonqualified Deferred Compensation” table.

(5)

Amounts in this column reflect the annual change in the actuarial present value of each Named Executive Officers’ accumulated tax qualified and nonqualified pension benefits and interest considered to be above market interest credited to their Deferred Compensation Plan balances. Interest is calculated for the Deferred Compensation Plan accounts using a Moody’s A-rated Corporate Bond Rate because this is comparable to the rate the Company pays its other creditors on long-term obligations. When this rate exceeds 120% of a rate set by the U.S. Internal Revenue Service, it is treated as above market interest, even though it is based on a market average for corporate bonds. The amounts included as above market interest were as follows:

S. Ghasemi	$1,079
M. S. Crocco	$4,472
G. Novo	$3,025
C. F. Painter	$844
J. D. Stanley	$2,118

The pension accrual amounts represent the difference between the September 30, 2014 and September 30, 2015 actuarial present value of accumulated benefits under the Company’s tax qualified and nonqualified pension plans for those named Executive Officers who participate in the pension plans. No amounts are shown in the Summary Compensation Table for negative changes in value. The pension accrual amounts are as follows:

M. S. Crocco	$1,014,343
C. F. Painter	$1,152,330
J. D. Stanley	$839,455

No changes were made to pension benefit formulas for this year. Changes in pension value can result from additional years of service, changes in pensionable compensation, and changes to discount and mortality rates. Additional information on how these amounts are calculated is included in the notes accompanying the Pension Benefits table.

(6)	Amounts shown in this column are detailed in the chart below.

	Contributions Under Defined Contribution Plans	Group Term Life Insurance Premiums	Tax Reimbursements	Perquisites or Personal Benefits
S. Ghasemi	$103,864	$1,008	$0	$79,513
M. S. Crocco	$17,458	$1,008	$0	$0
G. Novo	$44,175	$937	$0	$0
C. F. Painter	$17,192	$1,008	$0	$0
J. D. Stanley	$17,250	$1,008	$0	$0

(i)

This amount is the incremental cost to the Company of providing Mr. Ghasemi a car and driver for commuting ($31,091) and the incremental cost to the Company of Mr. Ghasemi’s personal use of the corporate aircraft ($48,422). The incremental cost for the car and driver is calculated using the Internal Revenue Service mileage rate based on the variable costs of operating a vehicle. The variable cost rate is used rather than the standard business rate as the Company uses the car and driver for Company business, including to transport other passengers, when not being used by Mr. Ghasemi, and would incur the fixed costs of operating the vehicle and employing the driver whether or not Mr. Ghasemi was provided the car and driver for commuting. In addition to the mileage rate, which includes trips to and from Mr. Ghasemi’s residence with no passengers, the amount calculated for use of the car and driver includes tolls and overtime compensation and reimbursement for meals and lodging provided to the driver in connection with Mr. Ghasemi’s commuting. The incremental cost of the corporate aircraft is calculated using an hourly rate for each flight hour for variable operating costs (fuel and maintenance) plus flight specific costs such as parking and landing fees and crew expenses. The valuation also includes these costs with respect to flights with no passengers that are associated with Mr. Ghasemi’s personal travel. Fixed costs such as pilot compensation and lease payments are not included as the aircraft is primarily used for business purposes, and the Company would incur these costs regardless of Mr. Ghasemi’s personal use. Mr. Ghasemi’s family members traveled with Mr. Ghasemi on some of the flights reflected; however, no incremental cost to the Company arises from their accompanying Mr. Ghasemi.

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COMPENSATION OF EXECUTIVE OFFICERS

2015 Grants of Plan-Based Awards

Name	Award Type	Grant Date	Estimated Future Payouts Under Nonequity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
S. Ghasemi	Annual Incentive Plan		0	$1,560,000	$3,588,000
	Performance Shares	12/1/2014				0	26,719	57,445				$5,197,113
	Stock Options	12/1/2014								40,483	$144.09	$1,505,563
	Restricted Shares	12/1/2014							12,145			$1,749,973
M. S. Crocco	Annual Incentive Plan		0	$442,500	$1,017,750
	Performance Shares	12/1/2014				0	4,580	9,847				$890,856
	Stock Options	12/1/2014								6,940	$144.09	$258,099
	Restricted Shares	12/1/2014							2,082			$299,995
G. Novo	Annual Incentive Plan		$0	$348,750	$802,125
	Performance Shares	12/1/2014				0	3,244	6,975				$630,990
	Stock Options	12/1/2014								4,915	$144.09	$182,789
	Restricted Shares	12/1/2014							1,474			$212,389
C. F. Painter	Annual Incentive Plan		0	$450,000	$1,035,000
	Performance Shares	12/1/2014				0	4,962	10,668				$965,159
	Stock Options	12/1/2014								7,518	$144.09	$279,594
	Restricted Shares	12/1/2014							2,255			$324,923
J. D. Stanley	Annual Incentive Plan		$0	$431,250	$991,875
	Performance Shares	12/1/2014				0	3,817	8,207				$742,445
	Stock Options	12/1/2014								5,783	$144.09	$215,070
	Restricted Shares	12/1/2014							1,735			$249,996

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

The Grants of Plan-Based Awards table reports the dollar value of cash (nonequity) incentive awards and the number and value of equity awards granted to each Named Executive Officer during fiscal year 2015. With regard to cash incentives, this table reports the range of potential value that could have been obtained by the Named Executive Officer; whereas the Summary Compensation Table reports the actual value realized for fiscal year 2015. Equity amounts represent the grant date values of the awards determined under FASB ASC Topic 718 for purposes of financial statement reporting, which are based on probable outcomes.

Nonequity Incentive Plan Awards — Annual Incentive Plan.    Annual Incentive Plan awards are based on performance for the fiscal year. The Committee approves performance measures and goals and payout schedules prior to or at the beginning of the fiscal year. Following the end of the fiscal year, the Committee determines the range of actual amounts that can be paid out under a formula which reflects the Company’s performance against the approved performance goals. Individual awards are determined by the Committee within the range, based on individual performance. There is no minimum bonus under the terms of the Plan, so the threshold amount is shown as 0. For more information on fiscal year 2015 targets and the award determination, see pages 34-36.

Equity Incentive Plan Awards — Performance Shares.    The Equity Incentive Plan Awards reflected in the table are performance shares. Performance shares are deferred stock units whose earn out is conditioned on the Company’s TSR percentile relative to the Peer Reference Group. “Deferred stock units” are an award type provided under the Company’s Long-Term Incentive Plan that entitle the holder to the value of one share of Company stock and accumulated dividend equivalents upon satisfaction of performance and/or time-based vesting conditions. Dividend equivalents are paid in cash and equal the dividends that would have accrued on a share of Company stock from the grant date of a deferred stock unit until it is paid out. Dividend equivalents are not paid until the award is vested. No dividend equivalents are paid on units that are forfeited.

The performance shares reflected in the table have a three-year performance cycle which will be completed at the end of fiscal year 2017. The number of performance shares that will be paid out is based on a schedule tied to the Company’s TSR percentile as described on page 37. Performance shares are generally forfeited if the Named Executive Officer voluntarily terminates employment during the performance period; however, if an Executive Officer terminates due to death, disability or retirement one year or more after the grant date, he will receive a pro-rata portion of any performance share payout upon completion of the performance period. Upon a termination covered by the Executive Separation Program described on pages 52-54, the terms of that Program regarding treatment of equity compensation will apply.

Other Stock Awards — The Other Stock Awards reflected in the table are shares of restricted stock.

Restricted Stock Awards.    Shares of restricted stock are shares of Company stock that are issued in the Executive Officer’s name subject to restrictions on transferability. The shares may be voted but the Executive Officer may not sell or transfer restricted stock during the vesting period. Dividends are paid on the restricted stock during the vesting period. Restricted stock granted in fiscal year 2015 is subject to a four-year vesting period. Generally, if an Executive Officer’s employment terminates during the vesting period, the stock will be forfeited. However, if an Executive Officer’s employment terminates due to death, disability, or retirement one year or more after the grant date, the stock will vest. Pursuant to his Employment Agreement, Mr. Ghasemi’s shares will not be forfeited and will continue to vest if he is terminated at any time due to death, disability, voluntarily for Good Reason, by the Company without Cause, or the conclusion of the Employment Agreement. (See page 52 for the definition of “Cause” and “Good Reason” under the Employment Agreement.). If another Executive Officer’s employment termination is covered by the Executive Separation Program described on pages 53-55, the terms of that Program regarding treatment of equity compensation will apply.

Stock Options.    The options reflected in the table have an exercise price equal to the closing market value on the grant date. They become exercisable in one-third increments on the first three anniversaries of grant, and generally remain exercisable until ten years after the grant date; however, except as described below, exercisable options generally expire ninety days after voluntary termination of employment and non exercisable options are forfeited upon voluntary termination. Options granted more than one year prior to an Executive Officer’s termination due to death, disability, or retirement continue to become and remain exercisable for their full term. If an Executive Officer’s

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

termination is covered by the Executive Separation Program described on pages 53-55, the terms of that Program regarding treatment of equity compensation will apply. Mr. Ghasemi’s Employment Agreement provides that, upon his death, disability, involuntary termination without Cause, voluntary termination for Good Reason, or the conclusion of the term of his Employment Agreement, his options will not terminate but will continue to become and be exercisable through the end of their term. Options are subject to forfeiture for engaging in specified activities such as competing with the Company. Upon exercise of the options, actively employed Executive Officers must retain the equivalent of 50% of the net shares received (after deducting the exercise price, taxes, and commissions) for a one-year period.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

Outstanding Equity Awards at Fiscal Year-End

							Stock Awards
							Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3)

	Option Awards(1)
	Option Grant Date		Number of Shares Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration Date
Officer			Exercisable	Unexercisable
S. Ghasemi(5)							36,829	$4,698,644	53,438	$6,817,620
	07/01/2014		51,426	102,852	$129.26	07/01/2024
	12/01/2014		0	40,483	$144.09	12/01/2024
M. S. Crocco							7,677	$979,493	12,410	$1,583,268
	10/03/2005		5,000	0	$55.33	10/03/2015
	10/02/2006		4,400	0	$67.23	10/02/2016
	10/01/2007		5,100	0	$98.85	10/01/2017
	10/01/2008		7,427	0	$66.90	10/01/2018
	12/01/2009	*	4,149	0	$83.60	12/01/2019
	12/01/2010		4,028	0	$86.39	12/01/2020
	12/01/2011		6,352	0	$82.64	12/01/2021
	12/03/2012		8,883	4,442	$81.57	12/03/2022
	12/02/2013		5,627	11,256	$107.69	12/02/2023
	12/01/2014		0	6,940	$144.09	12/01/2024
G. Novo							8,120	$1,035,990	8,925	$1,138,652
	09/12/2012		9,993	0	$83.39	09/12/2022
	12/03/2012		10,660	5,330	$81.57	12/03/2022
	09/12/2013		5,482	2,742	$105.73	09/12/2023
	12/02/2013		4,220	8,442	$107.69	12/02/2023
	12/01/2014		0	4,915	$144.09	12/01/2024
C. F. Painter							13,753	$1,754,649	13,174	$1,680,739
	10/01/2007		6,400	0	$98.85	10/01/2017
	12/01/2009		5,127	0	$83.60	12/01/2019
	12/01/2010		5,094	0	$86.39	12/01/2020
	12/01/2011		13,865	0	$82.64	12/01/2021
	12/03/2012		10,660	5,330	$81.57	12/03/2022
	12/02/2013		5,627	11,256	$107.69	12/02/2023
	12/01/2014		0	7,518	$144.09	12/01/2024
J. D. Stanley							19,991	$2,550,431	10,884	$1,388,581
	10/01/2007		2,450	0	$98.85	10/01/2017
	12/01/2009		15,867	0	$83.60	12/01/2019
	12/01/2010		17,247	0	$86.39	12/01/2020
	12/01/2011		18,907	0	$82.64	12/01/2021
	12/03/2012		15,546	7,773	$81.57	12/03/2022
	12/02/2013		5,627	11,256	$107.69	12/02/2023
	12/01/2014		0	5,783	$144.09	12/01/2024

(1)

Grant dates for all stock options are shown in the first column. All stock options become exercisable in three consecutive, equal annual installments on the first, second, and third anniversary of the grant date. Stock options are subject to special vesting rules upon a change in control of the Company.

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COMPENSATION OF EXECUTIVE OFFICERS

(2)

This column reflects unvested restricted stock and deferred stock units described below that entitle the holder to a share of Company Stock and dividend equivalents accumulated since the date of grant upon vesting. It also reflects restricted stock granted to Mr. Ghasemi pursuant to his Employment Agreement described in footnote 5.

Restricted Stock.    Shares of restricted stock granted in fiscal year 2012 vest on December 1, 2015. Shares of restricted stock granted in fiscal year 2012 shown are as follows: Mr. Crocco 762, Mr. Painter 1,663 and Mr. Stanley 2,268 . Shares of restricted stock granted in fiscal year 2013 vest on the earlier of December 1, 2016 or the Executive Officer’s termination of employment due to death, disability, or retirement. Shares of restricted stock granted in fiscal year 2013 shown are as follows: Mr. Crocco 1,532, Mr. Painter 1,838, Mr. Novo 1,838 and Mr. Stanley 2,681. Shares of restricted stock granted in fiscal year 2014 vest, except for Mr. Ghasemi’s, on the earlier of December 1, 2017 or the Executive Officer’s death, disability or retirement. Shares of restricted stock granted in fiscal year 2014 shown are as follows: Mr. Crocco 2,321, Mr. Painter: 2,321, Mr. Novo 1,741 and Mr. Stanley, 2,321. In addition, Mr. Ghasemi was granted 37,026 shares of restricted stock on July 1, 2014 vesting in one third installments on the first, second and third anniversary of grant. One third of these shares vested on July 1, 2015. Shares of restricted stock granted in fiscal year 2015 vest on the earlier of December 1, 2018 or the Executive Officer’s termination of employment due to death, disability or retirement. Shares of restricted stock granted in fiscal year 2015 shown are as follows: Mr. Ghasemi 12,145, Mr. Crocco 2,082, Mr. Novo 1,474, Mr. Painter 2,255, and Mr. Stanley 1,735. Mr. Ghasemi’s Restricted Stock also will continue to vest and not be forfeited if he is terminated voluntarily for Good Reason, or by the Company without Cause. (See page 52 for a definition of “Good Reason” and “Cause”. Restricted stock is subject to special vesting rules for terminations covered by the Executive Separation Program described on pages 53-55 or upon a change in control of the Company.

Deferred Stock Units.    This column reflects three kinds of deferred stock units: (i) deferred stock units that vest upon death, disability, or retirement (“career-vesting deferred stock units”) (ii) earned performance shares granted in fiscal year 2013 that vested on December 1, 2015; and (iii) special recruiting and retention grants. All deferred stock units are subject to special vesting rules for terminations covered by the Corporate Executive Committee Separation Program described on pages 53-55 or upon a change in control.

(i)	The number of career-vesting deferred stock units shown is 3,220 for Mr. Stanley.

(ii)	Fiscal year 2013 earned performance shares are as follows:

Officer	Number of Units
M. S. Crocco	980
G. Novo	1,176
C. F. Painter	1,176
J. D. Stanley	1,716

(iii)

The column reflects the remaining portion (1891 units) of a special recruiting grant of restricted stock units made to Mr. Novo to restore equity forfeited when he left his previous employer. These units will vest in September 2016 or upon Mr. Novo’s earlier death or disability. This column also reflects special retention grants of 6,050 deferred stock units granted to Mr. Stanley and 4,500 deferred stock units granted to Mr. Painter. These grants were made to Mr. Stanley and Mr. Painter in fiscal year 2012. Mr. Stanley’s units will vest on December 1, 2016 or upon his earlier disability or death. Mr. Painter’s units will vest on September 24, 2017 or upon his earlier disability or death. Retention grants generally are forfeitable upon termination of employment prior to vesting.

(3)	These amounts are based on the 2015 fiscal year-end NYSE closing market price of $127.58.

(4)

This column reflects performance shares granted in fiscal years 2014 and 2015. These shares are conditioned upon performance during three-year cycles ending on September 30, 2016 and September 30, 2017, respectively. These awards will earn out and be paid following the end of the relevant performance period as indicated in the chart below. The values and numbers of shares for the fiscal year 2014 awards are shown at the target level based on current expectations that performance will be beneath the target level. The values and numbers of shares for fiscal year 2015 awards are shown at the maximum level based on the Company’s current total shareholder return percentile rank compared to the Peer Reference Group.

	End of Performance Period

Officer	09/30/2016	09/30/2017
S. Ghasemi	N/A	26,719
M. S. Crocco	3,250	4,580
G. Novo	2,437	3,244
C. F. Painter	3,250	4,962
J. D. Stanley	3,250	3,817

(5)

Pursuant to the Employment Agreement, Mr. Ghasemi received a onetime equity compensation award under the Long Term Incentive Plan in 2014 to compensate him for the forfeiture of compensation from his previous employer (the “Make Whole Award”). The Make Whole Award

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

was divided equally between stock options (154,278) and restricted stock (37,026) and the Award vests in one-third tranches on July 1st of 2015, 2016, and 2017. The Make Whole Award will also vest upon Mr. Ghasemi’s death, disability, retirement, resignation for Good Reason, or termination without Cause. See page 52 for the definition of “Good Reason” and “Cause” under the Employment Agreement. A prorated portion of the restricted stock will vest upon voluntary termination. The prorated portion is based on the number of days which he was employed during the vesting period. The Award is reflected in the table above in the “Option Awards” Columns and the first 2 columns under “Stock Awards”.

2015 Option Exercises and Stock Vested

Officer	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)(1)	Value Realized On Vesting(2)
S. Ghasemi	0	$0	12,342	$1,713,193
M. S. Crocco	5,400	$682,992	937	$128,975
G. Novo	0	$0	2,398	$325,217
C. F. Painter	16,284	$2,192,803	1,585	$215,018
J. D. Stanley	7,806	$1,149,612	3,448	$478,837

(1)

The shares in this column include restricted stock granted in fiscal year 2011 which vested in December 2014; performance shares granted in fiscal year 2012 which vested in December 2014; and restricted stock units granted in fiscal year 2011 which vested in December 2014. It also includes one third of the special “Make Whole” award of restricted shares made to Mr. Ghasemi upon his recruitment to compensate him for the value of equity forfeited when he left his prior employer, and a recruiting grant of restricted stock units made to Mr. Novo upon his recruitment to compensate him for forfeited equity.

(2)	The following dividend equivalents were paid on the performance share awards and the restricted stock units, but are not included in the Value Realized on vesting:

Officer	Dividend Equivalents Paid
S. Ghasemi	$0
M. S. Crocco	$3,598
G. Novo	$21,150
C. F. Painter	$14,560
J. D. Stanley	$10,719

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COMPENSATION OF EXECUTIVE OFFICERS

2015 Pension Benefits

Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
S. Ghasemi	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	0	$0	$0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	0	$0	$0
M. S. Crocco	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	25.3654	$848,158	$0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	25.3654	$2,104,280	$0
G. Novo	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	0	$0	$0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	0	$0	$0
C. F. Painter	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	31.274	$1,108,177	$0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	31.274	$2,817,309	$0
J. D. Stanley	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	27.3654	$1,138,767	$0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	27.3654	$3,145,905	$0

The table above illustrates the actuarial present value of accrued pension benefits for each of the Named Executive Officers under the Company’s defined benefit plans as of September 30, 2015. Actuarial present values are complex calculations that rely on many assumptions. The Company has calculated the amounts shown above generally using the same assumptions used in determining the pension cost recognized in its financial statements which are described in Note 16, Retirement Benefits, to the financial statements and under “Critical Accounting Policies” in the Management Discussion and Analysis in the financial statements, both of which are included in the Company’s Annual Report on Form 10-K for the fiscal year ending September 30, 2015, filed with the SEC on November 24, 2015. However, in accordance with SEC requirements, the Company has calculated these values assuming payment begins the earliest date the Named Executive Officer can receive an unreduced early retirement benefit. The Company has also used actual fiscal year 2015 annual incentive awards in the calculation; whereas the value in the financial statements is based on estimated annual incentive awards.

The Company’s Pension Plan for Salaried Employees (“Salaried Pension Plan”) is a funded, tax qualified defined benefit plan funded entirely by the Company. All U.S. salaried employees hired before October 1, 2004 are eligible to participate; however, participants as of January 1, 2005 were given the opportunity to make a one-time election to prospectively receive their primary retirement benefit under the Company’s qualified defined contribution plan, the Retirement Savings Plan. Messrs. Crocco, Painter and Stanley, elected to remain in the Salaried Pension Plan. (Mr. Ghasemi and Mr. Novo are not eligible for this Plan). Benefits under the Plan are paid after retirement in the form of a monthly annuity. Participants may select from monthly payments for their lifetime or smaller monthly payments for their life and the life of a beneficiary.

The amount of the benefit under the Salaried Pension Plan is based on the following formula:

1.184% x Years of Service x Average Monthly Compensation (Up to the Average Social Security Maximum Taxable Wage Base)

Plus

1.5% x Years of Service x Average Monthly Compensation (In excess of the Average Social Security Maximum Taxable Wage Base)

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

“Average Monthly Compensation” is the average monthly compensation for the 36 months (or 3 years) during which the participant’s compensation was the highest during the ten years preceding retirement; generally this is the participant’s average base salary for the three years preceding retirement. The “Average Social Security Maximum Taxable Wage Base” is the average of the U.S. Social Security Wage Bases over a 35-year period.

Benefits under the Salaried Pension Plan become vested after a participant has completed five years of service. The Normal Retirement Age under the Salaried Pension Plan is age 65. A participant with at least five years of service may retire after attaining age 55 and receive a benefit reduced by 3% per year for the number of years prior to his attaining age 62. Participants who were age 50 on or before January 1, 2005 are eligible for early retirement at age 55 with no reduction in benefit if the sum of their age and credited service under the Plan equals 80 or more at the time of retirement. Participants who had not attained age 50 on January 1, 2005 may receive the portion of their benefit accrued on that date unreduced upon retirement at age 55 or later if the sum of their age and credited service under the Plan equals 80 or more at the time of retirement.

Under U.S. federal tax laws, benefits payable under the Salaried Pension Plan, and compensation which can be considered in calculating the benefits, are limited. The Supplementary Pension Plan (“Supplementary Plan”) is a nonqualified, unfunded pension plan that provides benefits that cannot be provided under the Salaried Pension Plan due to these limits. Benefits under the Supplementary Plan are calculated using the same formula as the Salaried Pension Plan, but there is no limit on the amount of base salary that can be covered by the pension formula, and Average Monthly Compensation under the Supplementary Plan also includes Annual Incentive Plan awards.

Supplementary Plan benefits are subject to the same vesting and early retirement terms as the Salaried Pension Plan. Supplementary Plan benefits are generally payable following retirement in one of the annuity forms available under the Salaried Pension Plan or, at the election of the participant, in a lump sum. In the case of the Named Executive Officers and certain other executives, distribution of benefits under the Supplementary Plan, whether in annuity or lump sum form, is delayed for six months after termination of employment to comply with U.S. federal tax laws.

2015 Nonqualified Deferred Compensation

Amounts shown in this table are provided under the Company’s nonqualified Deferred Compensation Plan.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
S. Ghasemi	$72,000	$94,633	$4,323	$0	$191,323
M. S. Crocco	$78,585	$14,735	$19,269	$0	$522,898
G. Novo	$119,380	$28,437	$12,883	$0	$369,297
C. F. Painter	$30,461	$11,423	$4,117	$0	$240,953
J. D. Stanley	$24,769	$10,615	$9,130	$0	$248,150

(1)

All amounts reported in this column were voluntary deferrals of base salary or Annual Incentive Plan awards by the Named Executive Officers. These amounts are also reported in the Summary Compensation Table.

(2)

Amounts reported in this column are Company matching credits based on each Named Executive Officer’s voluntary deferrals of base salary. In the case of Mr. Ghasemi and Mr. Novo, a Company contribution credit of a percentage of their base salaries in excess of tax law limits on Retirement Savings Plan contributions and their Annual Incentive Plan awards is also included because they receive their primary retirement benefit under the Company’s defined contribution plans rather than the pension plans. The percentage is based on years of service and for fiscal year 2015 was 4%. Amounts reported in this column are also reported in the Summary Compensation Table.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

(3)	The following portion of these accumulated balances has been previously reported as compensation in the Summary Compensation Table of the Company’s proxy statements for prior years:

Officer	Amount Previously Reported
S. Ghasemi	$20,318
M. S. Crocco	$138,190
G. Novo	$0
C. F. Painter	$32,772
J. D. Stanley	$103,298

The Company provides the tax qualified Retirement Savings Plan (the “RSP”) to all U.S.-based salaried employees of the Company. Currently, U.S. tax laws limit the amounts that may be contributed to tax-qualified savings plans and the amount of compensation that can be taken into account in computing benefits under the RSP. The Deferred Compensation Plan is intended to make up, out of general assets of the Company, an amount substantially equal to the benefits an employee did not receive under the RSP due to these limits. U.S. employees who participate in the Annual Incentive Plan, including all Named Executive Officers, are eligible to participate in the Deferred Compensation Plan. Participants can elect to defer up to 16 percent of base salary on a before-tax basis (offset by amounts deferred under the RSP). The Deferred Compensation Plan provides a Company matching credit in the same amounts as matching contributions under the RSP; i.e., 75 percent of the first three percent of base salary deferred by participants and 25 percent of the next three percent of base salary deferred. In addition to base salary, Plan participants may also elect to defer Annual Incentive Plan awards. No matching credit is provided for these deferrals.

For employees who receive their primary retirement benefit under the Company’s defined contribution plans rather than the pension plans, the RSP also provides an enhanced matching contribution of 75% of elective deferrals up to 4% of base salary and 50%, including Mr. Ghasemi and Mr. Novo, of elective deferrals of an additional 2% of base salary; and a defined contribution primary retirement benefit contribution of 4 to 6% of base salary, depending on years of service. The Deferred Compensation Plan provides a comparable matching credit and primary retirement benefit credit for base salary to the extent not covered under the RSP due to tax law limits, and a primary retirement benefit credit of 4 to 6% for Annual Incentive Plan awards. The primary retirement contributions and credits vest ratably over the participant’s first five years of service for the Company.

Participants may elect to have their Deferred Compensation Plan balances earn interest at a corporate bond rate or be deemed to be invested in Company stock and earn dividend equivalents and market appreciation on the stock. If a participant chooses the Company stock alternative, his account balance will be distributed in shares of Company stock, except for dividend equivalents.

Participants can elect to receive payments of their Deferred Compensation Plan balances in one to ten annual installments following termination from service. The Named Executive Officers and certain other executives cannot commence distribution until six months following termination to comply with tax laws.

Potential Payments Upon Termination or Change in Control

Termination Prior to Change in Control

Potential payments to Named Executive Officers upon termination other than a change in control vary depending on the exact nature of the termination and, generally, whether the Executive Officer is retirement eligible at the time of the termination. Retirement eligibility for U.S. employees, including the Named Executive Officers except Mr. Ghasemi, generally occurs upon the attainment of age 55 after completing at least five years of service to the Company. Mr. Stanley is eligible for retirement. Mr. Ghasemi’s Employment Contract provides that he will be eligible for retirement treatment under all equity, equity derivative and incentive awards after three years of employment with the Company. The following discussion explains potential payments to the Named Executive Officers under various termination scenarios.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

Voluntary Termination Other Than Retirement

A voluntary termination by Mr. Stanley would be a retirement discussed below. If Mr. Ghasemi, Mr. Crocco, Mr. Novo, or Mr. Painter voluntarily terminated employment with the Company prior to retirement eligibility, like all salaried employees of the Company, he would receive any unpaid salary and accrued vacation, vested RSP balances and nonqualified deferred compensation shown in the table on page 49, and earnings thereon. Once Mr. Crocco or Mr. Painter attained age 55, he could commence his accrued benefits under the qualified and nonqualified pension plans described on page 48 on the same terms as all other participants under these plans who were not eligible for retirement at the time of termination. Mr. Ghasemi and Mr. Novo are not eligible for the pension plans.

Executive Officers and other eligible employees generally must remain employed until the last day of the fiscal year to receive an Annual Incentive Plan award for the fiscal year. Therefore, if Mr. Ghasemi, Mr. Crocco, Mr. Novo or Mr. Painter voluntarily terminated, he would forfeit any Annual Incentive Plan award for the fiscal year of termination, unless he terminated on the last day of the year. If he voluntarily terminated on September 30, 2015, he would be eligible for a fiscal year 2015 Annual Incentive Plan award in an amount, if any, determined by the Committee in its discretion.

Most outstanding awards under the Long-Term Incentive Plan would be forfeited by Mr. Ghasemi, Mr. Crocco, Mr. Novo or Mr. Painter upon a voluntary termination, including all unexercisable stock options, all restricted stock, and all performance shares, whether or not earned. Exercisable stock options would continue to be exercisable for 90 days following termination and then, if unexercised, would be forfeited. Mr. Ghasemi’s Employment Agreement provides that a prorated portion of the restricted stock granted to Mr. Ghasemi under the Make Whole Award would not be forfeited upon his voluntary termination. The prorated portion is based on the number of days he is employed during the three year vesting period for the Make Whole Award.

Retirement

Upon retirement, Named Executive Officers are entitled to unpaid salary and accrued vacation, their qualified and nonqualified pension, vested RSP balances and deferred compensation described above, and retiree medical benefits on the same terms as for all salaried employees meeting age and service conditions. Retiring Named Executive Officers may also receive, in the discretion of the Committee, an Annual Incentive Plan award for the year of retirement. In addition, like all Long-Term Incentive Plan participants, they receive the following treatment of their outstanding long-term incentive awards:

•

All outstanding stock options which were granted one year or more prior to retirement will continue to become exercisable in accordance with the normal schedule as if the Named Executive Officer remained employed, and will be exercisable for the normal term. Options granted less than one year prior to retirement are forfeited.

•	Restricted stock awarded at least one year prior to retirement will vest immediately upon retirement. Restricted stock granted less than one year prior to retirement is forfeited.

•

Career-vesting deferred stock units and all dividend equivalents thereon will vest and be paid six months after retirement. Career-vesting deferred stock units comprise several types of awards granted over the career of Executive Officers that vest upon death, disability, or retirement.

•

All earned performance shares and dividend equivalents thereon will be paid on the normal schedule (except career-vesting performance shares). A pro-rata portion of unearned performance shares awarded at least one year prior to retirement and associated dividend equivalents will be paid in accordance with the normal schedule and at the normal payout level if performance thresholds are met. Performance shares awarded less than one year prior to retirement are forfeited.

Mr. Ghasemi’s Employment Agreement provides that, for purposes of all equity and other incentive awards, he will receive retirement treatment after three years of employment with the Company.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

Estimated Payments Upon Retirement

As of September 30, 2015

The table below shows the value of Mr. Stanley’s outstanding long-term incentive awards that would have vested had he retired as of September 30, 2015, and the value of awards that would have been forfeited. Amounts are based on the closing price of a share of Company stock as of September 30, 2015 ($127.58). Mr. Crocco, Mr. Ghasemi, Mr. Novo, and Mr. Painter were not eligible for retirement on September 30, 2015; so no amounts are shown for them.

Officer	Unvested Stock Options(1)	Restricted Stock(1)	Career-Vesting Deferred Stock Units	Performance Shares(2)	Value of Awards Forfeited
J. D. Stanley	$581,518	$927,507	$506,817	$521,087	$1,697,992

(1)	Options and restricted stock granted to Mr. Stanley in fiscal year 2015 would be forfeited.

(2)

Actual payout amounts are shown for Performance Shares granted in fiscal year 2013. Unearned performance shares are shown at the target payout level. Amounts include accumulated dividend equivalents. Performance Shares granted in fiscal year 2015 and a prorated portion of the fiscal year 2014 grants would be forfeited.

Executive Separation Program

The Committee established the Executive Separation Program (the “Separation Program”) to facilitate changes in the leadership team and recruiting of senior executives. During fiscal year 2015, all the Named Executive Officers were covered by this Program. An Executive Officer becomes eligible for program benefits upon involuntary termination of employment other than for “Cause” or upon voluntary termination for “Good Reason”. A termination for Cause occurs upon the Executive Officer’s failure to substantially perform his duties after demand therefor, willful misconduct, certain illegal acts, insubordination, dishonesty, or violation of the Company’s Code of Conduct. “Good Reason” includes:

•	A material adverse change in the Executive Officer’s position, material diminution of his duties or authority, or assignment to him of duties or responsibilities inconsistent with his status;

•	A decrease in the Executive Officer’s salary or a material reduction in, benefits, or annual incentive compensation opportunities if not similarly applied to other highly compensated employees; or

•	A relocation of the Executive Officer’s principal workplace more than 50 miles from the existing location.

Benefits under the Separation Program are contingent upon the Executive Officer’s continuing to perform the duties typically related to his position (or such other position as the Board reasonably requests) until termination, and assistance in the identification, recruitment, and/or transitioning of his successor. The Executive Officer also is required to sign a general release of claims against the Company and a two-year noncompetition, nonsolicitation, and nondisparagement agreement. If all these requirements are met, the Executive Officer is entitled to cash benefits as follows:

•

A cash severance payment of one times (two times in the case of Mr. Ghasemi) the Executive Officer’s annual base salary and average annual incentive award for the three of the last five years for which his award was highest or, if less, the number of years he received awards;[18]

•

A bonus for the year of termination equal to a pro-rata portion of the Executive Officer’s average annual incentive award for the three of the last five years for which his award was highest or, if less, the number of years he received awards;

•	Outplacement assistance;

•	A cash payment equal to the actuarial equivalent of pension benefits that would have accrued based on one additional year of service in the case of Mr. Crocco, Mr. Painter and Mr. Stanley;

[18]	Mr. Ghasemi’s cash severance payment is prorated after 1 July 2017 based upon the remaining term of his Employment Agreement.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

•

A cash payment for the Named Executive Officers participating in the pension plans who are not eligible for early retirement, Mr. Crocco and Mr. Painter, equal to the value of the early retirement subsidy provided under the pension plans on the Executive Officer’s accumulated benefit, calculated for with an additional year of service; and

•

For Mr. Ghasemi and Mr. Novo, because they receive their primary retirement benefit under the Company’s defined contribution plans, a cash payment equal to the additional (nonmatching) contributions and credits each would have received under the RSP and the Deferred Compensation Plan, respectively, had he remained employed an additional two years for Mr. Ghasemi and an additional year for Mr. Novo, assuming his base salary remained the same and his Annual Incentive Plan award was the higher of his most recent award or the average of the last three awards.

Noncash benefits are also provided or maintained under the Separation Program as follows:

•

The Company pays the cost of continued coverage under the Company’s medical and dental plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Named Executive Officers and their dependents for one year following termination. (Retirement eligible Named Executive Officers participate in the medical plan on the same basis as other salaried retirees at no incremental cost to the Company.)

•

Nonretirement eligible Named Executive Officers forfeit unexercisable stock options. Their exercisable options remain in effect for the normal term. Retirement provisions described above apply to the stock options of retirement eligible Named Executive Officers.

•

A pro-rata portion of four-year vesting restricted stock and recruiting and retention grants of deferred stock units vests. The remaining four-year vesting restricted stock and retention grant deferred stock units are forfeited. However, retirement provisions described above apply to outstanding restricted stock held by the retirement eligible Named Executive Officers if more favorable.

•	Career-vesting restricted stock and deferred stock units become fully vested.

•

A pro-rata portion of unearned performance shares based on actual performance at the end of the performance period vest and are paid at the end of the performance period and the remainder are forfeited. The unforfeited shares are paid in accordance with the normal schedule and at the normal payout level if performance thresholds are met.

Mr. Ghasemi’s Employment Agreement.    In addition to the Separation Program, Mr. Ghasemi’s Employment Agreement provides that, upon his termination by the Company other than for Cause or his voluntary termination for Good Reason, his Make Whole Award and all of his other long term incentive awards will continue to vest as if he remained employed. For purposes of the Employment Agreement, “Cause” is Mr. Ghasemi’s willful failure to substantially perform his duties after a demand for substantial performance is delivered, willful misconduct that has caused or would reasonably be expected to result in a material injury to the Company, criminal conviction of or a plea of nolo contendere to a crime that constitutes a felony, repeated acts of insubordination, an act of dishonesty inconsistent with his position or material violation of the Company’s Code of Conduct. Mr. Ghasemi has the right to resign for “Good Reason” under the Agreement if there is a material adverse change in his position or office; a decrease in his salary, benefits, or incentive compensation if not applied to other highly compensated employees; or a relocation of his principal workplace more than 50 miles from the existing location.

Enhanced benefits during CEO search and transition.    Special temporary provisions were added to the Separation Program during fiscal year 2014 to enhance retention and engagement of key Executive Officers during the Company’s CEO search and transition. Under these provisions, Messrs. Crocco, Novo, Painter and Stanley receive enhanced treatment of their outstanding Long Term Incentive Awards upon a termination of employment covered by the Separation Program between December 1, 2013 and January 31, 2016. All outstanding stock options would be vested and exercisable for their full term; restricted stock and deferred stock units that are subject to time-based vesting would be vested and paid according to their terms; and deferred stock units subject to performance-based vesting would be vested and earned at the level determined on behalf of the Company for other employees receiving such awards for the performance period and paid according to their terms. No awards would be forfeited. For purposes of this enhanced treatment of Long Term Incentive Plan awards, certain changes are excluded from the definition of Good Reason, including relocation and certain changes in position.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

Estimated Payments on Severance

As of September 30, 2015

The table below shows estimated cash payments that would have been made to the Named Executive Officer upon an involuntary termination on September 30, 2015 covered under the Separation Program, and the estimated value of long-term incentive awards that would have vested upon the termination under the Program.

Officer	Severance Benefit	Pro-rata Bonus	Pension Payment(2)	Benefits(3)	Long-Term Incentive Plan
					Stock Options(4)	Restricted Stock	Deferred Stock Units(5)	Performance Shares(6)
S. Ghasemi	$2,793,206	$196,603	$111,728	$28,799	$0	$1,549,459	$0	$3,472,668
M. S. Crocco	$1,801,667	$211,667	$703,168	$37,954	$428,212	$854,403	$0	$1,160,526
G. Novo	$1,648,188	$183,188	$25,928	$36,169	$473,035	$644,662	$252,827	$905,374
C. F. Painter	$1,840,000	$240,000	$755,712	$36,169	$469,115	$1,030,464	$613,800	$1,236,783
J. D. Stanley(1)	$1,971,000	$396,000	$166,881	$18,354	$0	$221,351	$836,473	$640,168

(1)	Values of Mr. Stanley’s awards that would have vested upon his voluntary termination due to his retirement eligibility are not shown.

(2)	Includes payment in lieu of Company contributions and credits under the RSP and Deferred Compensation Plan for Mr. Ghasemi and Mr. Novo.

(3)

Includes the value of outplacement benefits estimated based on current arrangements for these services; and the cost of COBRA payments for the Company’s dental plan and for the Company’s medical plan for those not already eligible for retiree medical benefits.

(4)

Stock options are shown at their intrinsic value based on the September 30, 2015 closing price of $127.58. Options granted in fiscal year 2015 and to Mr. Ghasemi in July 2014 had no intrinsic value on September 30, 2015.

(5)

These amounts reflect the value of career-vesting deferred stock units, including earned performance shares granted before fiscal year 2004; and time-based deferred stock units such as four-year restricted stock units and special recruiting and retention grants, and dividend equivalents thereon.

(6)

Performance shares are reflected at the actual payout level for fiscal year 2013 grants and at target payout level for fiscal year 2014 and 2015 grants. Amounts include accumulated dividend equivalents.

Termination for Cause

Upon involuntary termination for Cause, Named Executive Officers who are not retirement eligible will receive only unpaid salary and accrued vacation, qualified and nonqualified pension and deferred compensation. If a retirement eligible employee is terminated for cause, it is treated as a retirement.

Death or Disability

Upon termination due to death or disability of an Executive Officer, in addition to insurance, continuation of medical benefits, and other benefits provided to all salaried employees and their families to help with these circumstances, the Long-Term Incentive Plan has provisions that provide continued vesting or accelerated payout of equity awards as follows:

•

All stock options that have been outstanding for at least a year at the time of termination continue to be and become exercisable on the normal schedule as if the employee had remained active. All other stock options are forfeited.

•	All restrictions on restricted stock outstanding for at least one year are removed. All other restricted stock is forfeited.

•	All earned but deferred performance shares, all career-vesting deferred stock units, and retention grants of deferred stock units outstanding more than one year are paid out.

•

A prorated portion of unearned performance shares outstanding for at least one year continues to earn out and be payable as if the employee had remained active. All other unearned performance shares are forfeited.

•	Executive Officers may also be eligible for an Annual Incentive Plan Award at the discretion of the Committee.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

In addition, Mr. Ghasemi’s Employment Agreement provides that upon his termination of employment due to death or disability, his Make Whole Award and any other Long Term Incentive Plan awards will continue to vest as if he remained employed and he will receive a prorated Annual Incentive Award.

Change in Control Arrangements

The Company provides individual change in control severance agreements for all of the Named Executive Officers. For purposes of the agreements, a change in control occurs upon a 30% stock acquisition by a person not controlled by the Company, a greater than 50% change in membership on the Board during any two-year period unless approved by two-thirds of directors still in office who were directors at the beginning of the period, or other events determined by the Board.

The severance agreements give each Named Executive Officer specific rights and certain benefits if, within two years after a change in control, his employment is terminated by the Company without Cause (as defined below) or he terminates employment for Good Reason (as defined below). In such circumstances the Named Executive Officer would be entitled to:

•	A cash severance payment equal to two (three for Mr. Ghasemi) times the sum of his annual base salary and target bonus under the Annual Incentive Plan;[19]

•	A cash payment of a pro-rata target bonus for the year;

•

For each Named Executive Officer, except Mr. Ghasemi and Mr. Novo, a cash payment equal to the actuarial present value of the pension benefits he would have been entitled to receive under the Company’s pension plans had he accumulated two additional years of credited service after termination[19]

•

For Mr. Crocco and Mr. Painter, a cash payment equal to the actuarial present value of the early retirement subsidy on their pension benefits, calculated with an additional two years of credited service;

•

A cash payment equal to two (three for Mr. Ghasemi) times the value for the most recent fiscal year of the Company’s matching contributions and/or credits on his behalf under the RSP and the Deferred Compensation Plan;[19]

•

For Mr. Ghasemi and Mr. Novo, a cash payment equal to the additional primary retirement benefit contributions and credits each would have received under the RSP and the Deferred Compensation Plan, respectively, had he remained employed for an additional three years in the case of Mr. Ghasemi and two years in the case of Mr. Novo at the same base salary and the higher of his most recent Annual Incentive Plan award or the average such award for the three full fiscal years preceding the Change in Control;

•

Continuation of medical, dental, disability, and life insurance benefits for a period of up to two years (three years in the case of Mr. Ghasemi), and provision of outplacement services and legal fees; and

•	Indemnification if he becomes involved in litigation because he is a party to the agreement.

A termination for “Cause” occurs under the agreements upon the Executive Officer’s willful failure to perform his duties or willful misconduct. “Good Reason” includes:

•	A material adverse change in the Executive Officer’s position;

•	A decrease in the Executive Officer’s salary, benefits, or incentive compensation if not applied to other highly compensated employees; or

•	Relocation of the Executive Officer’s principal workplace more than 50 miles from the existing location.

In addition to the change in control severance agreements, the Company’s Long-Term Incentive Plan provides change in control protections for all participants. For awards granted prior to October 1, 2014, upon a change in control (as defined by the Plan):

•	All outstanding stock options become exercisable and remain exercisable for their full term on the earlier of the change in control or six months after the grant date.

[19]	Except for Mr. Ghasemi, the payment is reduced once the Executive Officer attains age 63, by a prorated amount for each month as the Executive Officer approaches age 65.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

•	Restrictions lapse on all restricted stock.

•

All forms of deferred stock units, except unearned performance shares and related dividend equivalents, will fully vest and be paid immediately. A pro-rata portion of unearned performance shares and related dividend equivalents will be paid out in shares at the target performance level.

The Committee, in its discretion, may pay out the value of stock options, restricted stock, and deferred stock units in cash.

Awards granted on or after October 1, 2014 will not automatically vest on an accelerated basis as a result of a change in control if they are replaced by the surviving entity. For these provisions to apply; the replacement awards must be issued by a publicly listed company and preserve the value of, and be on terms as favorable as the existing award; performance conditioned awards must be replaced by time based vesting awards; and the replacement awards must provide that if the participant is terminated without Cause or voluntarily terminates for Good Reason within 24 months following the change in control, the award will vest immediately upon termination. The Long Term Incentive Plan also provides that, pursuant to an agreement associated with a change in control or in the discretion of the Board or an appropriate committee thereof, awards may be settled for cash at the change in control price.

Finally, accrued benefits under the nonqualified pension and deferred compensation plans (described on pages 48-50) would be paid out upon a change in control, and the Company has established grantor trusts to pay benefits to employees under these plans upon a change in control. The trusts are secured by an agreement to contribute Company stock and are to be funded upon a change in control.

Estimated Payments Upon Change in Control

On September 30, 2015

The table below shows additional amounts that would be payable under the change in control severance agreements if the Executive Officer were terminated following a change in control.

Officer	Severance	Pro-rata Bonus	Matching Contribution Payment	Pension Payment(1)	Outplacement	Benefits(2)
S. Ghasemi	$8,280,000	$1,560,000	$144,000	$167,592	$17,100	$33,267
M. S. Crocco	$3,065,000	$442,500	$34,915	$814,868	$17,100	$34,869
G. Novo	$2,627,500	$348,750	$37,200	$51,855	$17,100	$34,727
C. F. Painter	$3,100,000	$450,000	$34,385	$875,759	$17,100	$34,869
J. D. Stanley	$3,012,500	$431,250	$34,500	$333,761	$17,100	$6,849

(1)	Includes payment in lieu of Company nonmatching contributions and credits under the RSP and Deferred Compensation Plan for Mr. Ghasemi and Mr. Novo.

(2)

Includes continuation of dental, disability, and life insurance benefits. Also includes continuation of medical benefits for Mr. Crocco, Mr. Ghasemi, Mr. Novo and Mr. Painter. On September 30, 2015, Mr. Stanley was currently eligible for retiree medical benefits upon any termination of employment on the same basis as other retirement eligible salaried employees; so there would be no incremental benefit to him.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

The table below shows the estimated value of long-term incentive awards that would have automatically vested upon a change in control occurring on September 30, 2015, whether or not the Executive Officer was terminated. These acceleration provisions apply to all Long-Term Incentive Plan participants. In the case of Mr. Stanley, who was retirement eligible on September 30, 2015, most of these amounts would be vested on voluntary termination, but payment, lapse of restrictions, or exercisability would be accelerated upon a change in control. For Mr. Crocco, Mr. Ghasemi, Mr. Novo or Mr. Painter, most of the amounts shown would become vested or payable if his active employment continued without a change in control, but payment, lapse of restrictions, or exercisability would be accelerated upon a change in control. Fiscal year 2015 awards, which are reported in the Grants of Plan Based Awards table on page 42, would not automatically vest but would vest upon a termination of the Executive Officer by the Company without cause or a voluntary termination by the Executive Officer for Good Reason within 24 months of the change in control.

Officer	Unvested Stock Options(1)	Restricted Stock	Performance Shares(2)	Other Deferred Stock Units
S. Ghasemi	$0	$3,149,185	$0	$0
M. S. Crocco	$428,212	$588,782	$496,129	$0
G. Novo	$473,035	$456,609	$465,591	$252,827
C. F. Painter	$469,115	$742,771	$537,672	$613,800
J. D. Stanley	$581,518	$927,507	$652,118	$1,343,290

(1)	Options are shown at their intrinsic value based upon the September 30, 2015 closing price of $127.58.

(2)	Performance shares are reflected at the target performance level.

AIR PRODUCTS AND CHEMICALS, INC.

INFORMATION ABOUT STOCK OWNERSHIP

INFORMATION ABOUT STOCK OWNERSHIP

Persons Owning More than 5% of Air Products Stock

as of September 30, 2015

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Pershing Square Capital Management, L.P.(1) 888 Seventh Avenue 42nd Floor New York, NY 10019	20,545,284	9.3%
State Farm Mutual Automobile Insurance Company (“State Farm”)(2) One State Farm Plaza Bloomington, IL 61710	15,482,679	7.0%
The Vanguard Group (“Vanguard”)(3) 100 Vanguard Boulevard Malvern, PA 19355	12,230,784	5.6%

(1)

Based on information set forth in Amendment No.1 to Schedule 13D filed with the SEC jointly by Pershing Square Capital Management L.P.; PS Management GP, LLC; Pershing Square GP, LLC; PS V GP LLC; and William A. Ackman (together, “Pershing Square”) reporting the beneficial ownership of shared power to vote or direct the vote and to dispose or direct the disposition of 20,545,284 shares of Company common stock.

(2)

In the aggregate, State Farm has sole voting power over 15,393,100 shares, shared voting power over 89,579 shares, sole power to direct disposition of 15,393,100 shares, and shared power to direct disposition of 89,579 shares.

(3)	In the aggregate, Vanguard has sole voting power over 339,200 shares, sole power to direct disposition of 11,910,504 shares, and shared power to direct disposition of 320,280 shares.

AIR PRODUCTS AND CHEMICALS, INC.

INFORMATION ABOUT STOCK OWNERSHIP

Air Products Stock Beneficially Owned by Officers and Directors

The table below shows the number of shares of common stock beneficially owned as of November 1, 2015 by each member of the Board and each Named Executive Officer, as well as the number of shares owned by the directors and all Executive Officers as a group. None of the directors or Executive Officers own one percent or more of the Company’s common stock.

Name of Beneficial Owner	Common Stock(1)(2)	Stock Options(3)	Currently Distributable Deferred Stock Units(4)	Total(5)
S. K. Carter	0	0	0	0	(5)
M. S. Crocco	25,329	58,349	0	83,678
C. I. Cogut	1,000	0	466	1,466
W. L. Davis, III	1,000	0	17,452	18,452
C. C. Deaton	0	0	7,592	7,592
W. D. Ford	0	0	31,301	31,301
S. Ghasemi	224,767	64,920	0	289,687
E. Henkes	0	0	0	0	(5)
D. H. Y. Ho	0	0	5,800	5,800
M. G. McGlynn	0	0	30,064	30,064
E. L. Monser	0	0	4,289	4,289
G. Novo	6,875	41,544	0	48,419
C. F. Painter	18,669	60,237	0	78,906
M. H. Paull	3,645	0	0	3,645
J. D. Stanley	9,306	90,972	0	100,278
Directors and Executive Officers as a group (15 persons)(6)	290,591	316,022	96,964	703,577

(1)

Certain Executive Officers hold restricted shares which we include in this column. The Executive Officer may vote the restricted shares, but may not sell or transfer them until the restrictions expire. The individuals in the table hold the following number of restricted shares:

Name	Shares
M. S. Crocco	6,697
S. Ghasemi	36,829
G. Novo	5,053
C. F. Painter	8,077
J. D. Stanley	9,005
All Executive Officers	65,661

(2)	Includes share units held by Executive Officers in the Company’s qualified 401(k) plan. Participants have voting rights with respect to such units and can generally redirect their plan investments.

(3)	The Executive Officers have the right to acquire this number of shares within 60 days by exercising outstanding options granted under the Company’s Long-Term Incentive Plan.

(4)

Directors’ deferred stock units shown in the table are distributable within 60 days upon a director’s retirement or resignation, based upon the director’s payout elections. Deferred stock units held by directors who have elected to defer payout for longer periods are described in note (5). Deferred stock units entitle the holder to receive one share of Company stock and accrued dividend equivalents. Deferred stock units do not have voting rights.

AIR PRODUCTS AND CHEMICALS, INC.

INFORMATION ABOUT STOCK OWNERSHIP

(5)

Executive Officers and directors also own the deferred stock units reflected in the table below which are not distributable within 60 days and which have been awarded, earned out, or purchased. Deferred stock units confer an economic interest substantially similar to a share of stock. Directors’ deferred stock units shown below are not included in the table on the preceding page solely because the directors have elected to defer payout of those units beyond their retirement or resignation. Certain deferred stock units held by Executive Officers are subject to forfeiture if employment ends before death, disability, or retirement, or for engaging in specified activities such as competing with the Company.

Name of Beneficial Owner	Deferred Stock Units
S. K. Carter	7,674
M. S. Crocco	980
S. Ghasemi	2,403
E. Henkes	15,500
G. Novo	3,067
C. F. Painter	6,652
M. H. Paull	2,438
J. D. Stanley	10,986

(6)	Not counting their deferred stock units which are not distributable within 60 days, directors, nominees, and Executive Officers as a group beneficially own 0.3% of the Company’s outstanding shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and Executive Officers to file reports of holdings and transactions in Company stock and related securities with the SEC and the NYSE. Based on our records and other information, we believe that in 2015 all of our directors and Executive Officers met all applicable Section 16(a) filing requirements.

AIR PRODUCTS AND CHEMICALS, INC.

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Continuing Operations			Growth vs PY
	Sales	Operating Income	Diluted EPS	Operating Income	Diluted EPS
2012 GAAP	$9,611.7	$1,282.4	$4.66
Business restructuring and cost reduction actions		327.4	1.03
Gain on previously held equity interest		(85.9)	(.25)
Q1 Spanish tax settlement		—	.20
Q2 Spanish tax ruling		—	(.27)

2012 Non-GAAP Measure	$9,611.7	$1,523.9	$5.37

2013 GAAP	$10,180.4	$1,324.4	$4.73		1.5%
Business restructuring and cost reduction actions		231.6	.74
Advisory costs		10.1	.03

2013 Non-GAAP Measure	$10,180.4	$1,566.1	$5.50		2.4%

2014 GAAP	$10,439.0	$1,328.2	$4.59		(3.0)%
Business restructuring and cost reduction actions		12.7	.04
Pension settlement loss		5.5	.02
Goodwill and intangible asset impairment charge		310.1	1.27
Chilean tax rate change		—	.10
Tax election benefit		—	(.24)

2014 Non-GAAP Measure	$10,439.0	$1,656.5	$5.78	5.8%	5.1%

2015 GAAP	$9,894.9	$1,699.1	$5.88		24.3%
Business restructuring and cost reduction actions		207.7	.71
Pension settlement loss		21.2	.06
Business separation costs		7.5	.03
Gain on previously held equity interest		(17.9)	(.05)
Gain on land sales		(33.6)	(.13)
Loss on early retirement of debt(A)			.07

2015 Non-GAAP Measure	$9,894.9	$1,884.0	$6.57	13.7%	13.7%

(A) Income from continuing operations before taxes impact of $16.6.
GAAP 3 Year Average					7.6%
Non-GAAP 3 Year Average					7.1%

2015 Non-GAAP Measure			$6.57
Currency and foreign exchange impact			.41

2015 Non-GAAP Measure, excluding currency impact			$6.98		20.8%

Total Company	2015	2014
Income from Continuing Operations(A)	$1,317.6	$988.5
Add: Interest expense	103.5	125.1
Add: Income tax provision	415.9	366.0
Add: Depreciation and amortization	936.4	956.9
Add: Business restructuring and cost reduction actions	207.7	12.7
Add: Pension settlement loss	21.2	5.5
Add: Goodwill and intangible asset impairment charge		310.1
Add: Business separation costs	7.5
Less: Gain on previously held equity interest	17.9
Less: Gain on land sales	33.6
Add: Loss on early retirement of debt	16.6	—

Adjusted EBITDA	$2,974.9	$2,764.8

Change from prior year	210.1
% change from prior year	7.6%

EBITDA Margin	30.1%	26.5%
Change from prior year	360 bp

(A)	Includes net income attributable to noncontrolling interests.

Materials Technologies	2015	2014
Sales	2,087.1	2,064.6
Operating Income	$476.7	$379.0
Add: Depreciation and amortization	92.8	99.1
Add: Equity affiliates’ income	2.2	2.6

Adjusted EBITDA	$571.7	$480.7

Change from prior year	91.0
% change from prior year	18.9%

EBITDA Margin	27.4%	23.3%
Change from prior year	410 bp

Return on capital employed (ROCE)	2015	2014	2013
Earnings before-tax GAAP(A)	$1,853.6	$1,479.6	$1,492.2
Business restructuring and cost reduction actions	207.7	12.7	231.6
Pension settlement loss	21.2	5.5	—
Goodwill and intangible asset impairment charge		310.1	—
Advisory costs		—	10.1
Business separation costs	7.5	—	—
Gain on previously held equity interest	(17.9)
Gain on land sales	(33.6)	—	—

Earnings Before-Tax Non-GAAP	$2,038.5	$1,807.9	$1,733.9
Non-GAAP tax adjustment	493.3	434.8	419.7

Earnings After-Tax Non-GAAP	$1,545.2	$1,373.1	$1,314.2

	2015	2014	2013
Earnings after-tax non-GAAP	$1,545.2	$1,373.1	$1,314.2
Five-quarter average total capital(B)	13,725.4	14,019.4	13,024.9

ROCE Non-GAAP	11.3%	9.8%	10.1%

	2014	2014	2013
ROCE Non-GAAP	11.3%	9.8%	10.1%
Cost of Capital	9.0%	9.0%	8.0%

ROCE Spread	2.3%	0.8%	2.1%

Non-GAAP 3 Year Average	1.7%

(A)	Consists of operating income and equity affiliates’ income, after tax at our quarterly effective tax rate.

(B)	Consists of total debt, total equity, and redeemable noncontrolling interest.

	2015	2014	Change
Adjusted EBITDA	$2,975	$2,765	$210
Interest	(104)	(125)
Cash tax	(393)	(161)
Maintenance capital expenditures	(250)	(311)

Distributable Cash flow	$2,228	$2,168	$60
Growth capital expenditures	(1,500)	(1,574)
Dividends	(677)	(628)

Free Cash Flow	$51	$(34)	$85

APPENDIX B

PERFORMANCE ALIGNMENT REPORT

During fiscal year 2015, the Committee engaged Farient to conduct a pay for performance analysis which assessed the alignment of the Company’s Executive Officer compensation program outcomes and performance results. Farient developed the Performance Alignment Report that measures: (1) the sensitivity of Performance-Adjusted Compensation20 (PAC) to TSR performance; and (2) the reasonableness of Performance-Adjusted Compensation for the Company’s revenue size, Peer Reference Group21, and TSR performance.22 This chart illustrates the sensitivity of the Company’s CEO pay to performance between 2006 and 2015.

•

The Alignment Zone, marked by the thick gray lines, indicates the reasonable range of pay outcomes for the performance delivered based on the Company’s size and the historical pay-for-performance experience of the Peer Reference Group.

•	The left to right upward slope of the Company’s pay to performance line indicates that the Company’s CEO pay increases with TSR and vice versa.

•	The solid positioning of the Company’s pay to performance line within the Alignment Zone reflects the reasonableness of the program relative to the Peer Reference Group.

Air Products & Chemicals, Inc. vs. Peers

Pay for Performance Alignment

Over 3 Year Period Ending in Year Shown

Farient concluded the Company’s compensation outcomes were reasonable relative to its peers and the performance delivered and sensitive to performance over time.

[20]

Performance-Adjusted Compensation is a trademark of Farient developed to measure actual compensation outcomes after performance rather than target compensation before performance. See Ferracone, R. A. (2010). Fair Pay, Fair Play, San Francisco. Jossey-Bass, pages 41-44 for an explanation of their methodology.

[21]	See “Benchmarking” on page 32 for more information about the Peer Reference Group.
[22]

Farient compared Performance-Adjusted CEO Compensation (covering salary, short-term incentives, and long-term incentives) for the Company over rolling three-year periods to TSR for the same rolling three-year periods, and tested the results against similar variables for the Company’s Peer Reference Group. The pay lines represent a regression line based on data points showing historical Performance-Adjusted CEO Compensation of the Company and the Peer Reference Group. Each data point reflects Performance-Adjusted Compensation for a three year period (ending in the year noted on the chart for the Company) and TSR for the same period. The points are inflation- and size-adjusted.

B-1

APPENDIX C

SURVEY REFERENCE GROUP

Alticor

Arkema

Ashland

Avon Products

Ball

BorgWarner

Boston Scientific

Cameron International

Campbell Soup

Chesapeake Energy

Commercial Metals

ConAgra Foods

Corning

Covidien

Dana Holding Corporation

DCP Midstream

Dean Foods

Devon Energy

Dover

Eastman Chemical

Ecolab

EOG Resources

Estee Lauder Companies

H. J. Heinz

Hormel Foods

Keystone Foods

Kinder Morgan

Masco Corporation

MillerCoors

Mosaic

Navistar International

Newmont Mining

ONEOK

Oshkosh

Owens-Illinios

Parker Hannifin

Peabody Energy

Praxair

Reynolds American

SAIC

SC Johnson

Sealed Air

Sherwin-Williams

Stryker

TE Connectivity

Terex

Textron

Thermo Fisher Scientific

Transocean

VF

Visteon

W. W. Grainger

Weatherford International

Western Digital

Weyerhaeuser

Williams Companies

C-1

Driving Directions to Air Products and Chemicals, Inc. Corporate Headquarters

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

610-481-4911

From Pennsylvania Turnpike (US 476)

–	Take Lehigh Valley Exit 56 (formerly exit 33) from Turnpike to Route 22 West, Harrisburg.

–	Follow Route 22 West to Trexlertown Exit (Exit 49A off Route 22 and I-78) onto Route 100 South.

–	Proceed on Route 100 South for 3 miles; continue straight, and at this point Route 100 becomes Trexlertown Road.

–	Proceed one more mile to the traffic light at Trexlertown Road and Hamilton Boulevard.

–	Turn left onto Hamilton Boulevard. Go under the RR bridge and proceed to the second traffic light.

–	Turn left at the “Visitor Entrance” sign (Gate 2) into the Air Products complex.

From Route 22

–	Take Exit 49A from Route 22 and I-78 onto Route 100 South.

–	Proceed on Route 100 South for 3 miles; continue straight, and at this point Route 100 becomes Trexlertown Road.

–	Proceed one more mile to a traffic light at Trexlertown Road and Hamilton Boulevard.

–	Turn left onto Hamilton Boulevard. Go under the RR bridge and proceed to the second traffic light.

–	Turn left at the “Visitor Entrance” sign (Gate 2) into the Air Products complex.

From Route 309 North and I-78 West

–	Take Exit 54A to Route 222 South.

–	Follow 222 South to the traffic light at Mill Creek Road.

–	Turn left on Millcreek Road Proceed to Hamilton Boulevard.

–	Proceed south on Hamilton Boulevard.

–	Corporate Office is located on right side of highway. Turn right at the “Visitor Entrance” sign (Gate 2) into the Air Products complex.

From Route 309 South and I-78 East

–	Take Exit 54. At the bottom of the ramp, turn right onto Route 222 South.

–	Follow 222 South to the traffic light at Mill Creek Road.

–	Turn left on Millcreek Road Proceed to Hamilton Boulevard.

–	Proceed south on Hamilton Boulevard.

–	Corporate Office is located on right side of highway. Turn right at the “Visitor Entrance” sign (Gate 2) into the Air Products complex.

VOTE BY INTERNET - www.proxyvote.com
AIR PRODUCTS AND CHEMICALS, INC. 7201 HAMILTON BLVD. ALLENTOWN, PA 18195-1501

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 27, 2016 (January 25, 2016 for Retirement Savings Plan Participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 27, 2016 (January 25, 2016 for Retirement Savings Plan Participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M97650-P70721-Z66703	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AIR PRODUCTS AND CHEMICALS, INC.
The Board of Directors recommends you vote FOR the following proposals:
1.	ELECTION OF DIRECTORS: To elect each of the nominees listed below as director for a one-year term:

	Nominees:	For	Against	Abstain
	1a. Susan K. Carter	☐	☐	☐
	1b. Charles I. Cogut	☐	☐	☐
	1c. Seifi Ghasemi	☐	☐	☐
	1d. David H. Y. Ho	☐	☐	☐
	1e. Margaret G. McGlynn	☐	☐	☐
							For	Against	Abstain
2.	ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION. To approve the compensation of named executive officers.						☐	☐	☐

3.	APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. Ratification of appointment of KPMG LLP, as independent registered public accountants for fiscal year 2016.						☐	☐	☐

4.	APPROVAL OF ANNUAL INCENTIVE PLAN TERMS. To approve Annual Incentive Plan terms to allow continued tax deductibility.						☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Admission Ticket

Annual Meeting of

Air Products and Chemicals, Inc.

Thursday, January 28, 2016 - 2:00 p.m.

Air Products and Chemicals, Inc. Corporate Headquarters

7201 Hamilton Boulevard

Allentown, PA

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M97651-P70721-Z66703

Air Products and Chemicals, Inc. Annual Meeting of Stockholders - January 28, 2016 Proxy This proxy is solicited on Behalf of the Board of Directors

The undersigned hereby appoints Seifollah Ghasemi, M. Scott Crocco and John D. Stanley, or any one of them, with full power of substitution, to represent the undersigned at the annual meeting of stockholders of Air Products and Chemicals, Inc. on Thursday, January 28, 2016, at 2:00 p.m., and at any adjournments thereof, and to vote at such meeting the shares which the undersigned would be entitled to vote if personally present, as directed on the reverse side, and to vote in their judgment upon all other matters which may properly come before the meeting and any adjournments thereof. This proxy will be voted as directed, but if no instructions are given for voting on the matters listed on the reverse side, this proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the proxy holders, or any one of them, will have discretion to vote on those matters in accordance with their best judgment. Stockholders who are present at the meeting may withdraw their Proxy and vote in person if so desired.

Air Products and Chemicals, Inc. Retirement Savings Plan Participants

The person signing on the reverse directs that Fidelity Management Trust Company As Trustee for the Air Products and Chemicals, Inc. Retirement Savings Plan (the “Plan”) vote the shares of common stock of Air Products and Chemicals, Inc. (“shares”) represented by units of interest allocated to his or her account under the Plan at the annual meeting of stockholders of Air Products and Chemicals, Inc. to be held on January 28, 2016 as directed on the reverse side.

The Trustee will tabulate the instructions from all participants and vote shares held in the Plan according to the instructions. The Trustee will vote shares held in the Plan for which no voting instructions are received by January 25, 2016 in the same proportions and manner as shares held in the Plan for which instructions have been received.

Continued and to be signed on reverse side